As filed with the Securities and Exchange Commission on December 2, 2020.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEABRIDGE GOLD INC.

(Exact name of Registrant as specified in its charter)

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

106 Front Street East

Toronto, Ontario

Canada M5A 1E1

(416) 367-9292
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Sixth Avenue251 Little Falls Drive

Wilmington, DE 19808, 800-927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

The Commission is requested to send copies of all communications to:

C. Bruce Scott	Doug Seppala	Guy P. Lander
Seabridge Gold Inc.	DuMoulin Black LLP	Carter Ledyard & Milburn LLP
106 Front Street East	595 Howe Street, 10th Floor	2 Wall Street
Toronto, Ontario	Vancouver, British Columbia	New York, New York
M5A 1E1	V6C 2T5	10005
(416) 367-9292	(604) 687-1224	(212) 238-8619

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Common Share	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Common Shares	N/A(1)	N/A(1)	US$	723,186,435	US$	78,899.64

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), as amended, there are being registered under this Registration Statement such indeterminate number of common shares of Seabridge Gold Inc. (the “Registrant”) as shall have an aggregate offering price not to exceed $775 Million.

(2)	Amounts are calculated based on the maximum aggregate offering price of $775 Million.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is being filed as a combined prospectus which also relates to US$ 51,813,565 of unsold securities registered under Registration Statement No. 333-229373.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED [   ] [   ], 2020

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in the provinces of Ontario, Alberta, British Columbia, Manitoba, Saskatchewan, Nova Scotia and in the Yukon but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This short form base shelf prospectus has been filed under legislation in the provinces of Ontario, Alberta, British Columbia, Manitoba, Saskatchewan, Nova Scotia and in the Yukon that permits certain information about these securities to be determined after this Prospectus has become final and that permits the omission from this Prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, provided that such delivery is not required where an exemption from such delivery requirements is available.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge Gold Inc., at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically at www.sedar.com and www.sec.gov/edgar.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December 2, 2020

SEABRIDGE GOLD INC.

US$775 Million

COMMON SHARES

WARRANTS

UNITS

SUBSCRIPTION RECEIPTS

DEBT SECURITIES

Seabridge Gold Inc. (the “Company” or “Seabridge”) may offer for sale hereunder and issue, from time to time, in one or more series or issuances, of (i) common shares in the capital of the Company (“Common Shares”), (ii) warrants to purchase Common Shares (“Warrants”), (iii) units comprising Common Shares and Warrants (“Units”), (iv) subscription receipts exercisable for Common Shares, Warrants or Units (“Subscription Receipts”), and (v) debt securities (“Debt Securities”, and together with the Common Shares, Warrants, Units and Subscription Receipts, the “Securities”) of the Company, with the total gross proceeds not to exceed US$775 million during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains effective. The Securities may be offered hereunder in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (“Prospectus Supplement”).

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include the number of Securities offered, the offering price and any other specific terms.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus, when made final, will be effective for a period of 25 months and will replace our final short form base shelf prospectus dated April 29, 2019 (the “2019 Prospectus”). Once a receipt is obtained for this Prospectus from the securities regulatory authorities, no further offerings will be conducted under the 2019 Prospectus.

An investment in the Securities involves a high degree of risk. You should carefully read the “Risk Factors” section in this Prospectus.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”) to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and may not be comparable to financial statements of United States companies. Such annual financial statements are subject to audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective Investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See “Certain Income Tax Considerations” in this Prospectus.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States. See “Enforceability of Civil Liabilities.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC OR THE COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. Seabridge may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Securities, if any, and will set forth the terms of the offering of the Securities, the method of distribution of Securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, if any, and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Toronto Stock Exchange (“TSX”) or the New York Stock Exchange (“NYSE”) or other existing trading markets for the Securities, which prices may vary as between purchasers and during the period of distribution of the Securities, as set forth in an accompanying Prospectus Supplement. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in the Securities.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

In connection with any offering of Securities, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s head office is at 106 Front Street East, Suite 400, Toronto, Ontario, Canada, M5A 1E1 and its registered office is at 10th Floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement. Seabridge has not authorized anyone to provide you with different information. Seabridge is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that the information contained in this Prospectus and any Prospectus Supplement is accurate as of the date on the front of such documents and that information contained in any document incorporated by reference is accurate only as of the date of that document. Such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. A Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.

This Prospectus is part of a registration statement on Form F-10 relating to the Securities that the Company filed with the United States Securities and Exchange Commission (the “SEC”). This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. If you are a U.S. resident or are otherwise subject to United States securities laws, you should refer to the registration statement and the exhibits to the registration statement for further information.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Seabridge” or the “Company” includes Seabridge Gold Inc. and each of its subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS ABOUT MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

The Company is permitted under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus, including the documents incorporated by reference herein, in accordance with the requirements of Canadian securities laws, which differ from the requirements of U.S. securities laws. National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, including those set out in SEC Industry Guide 7 under the U.S. Exchange Act (as herein defined), as interpreted by the staff of the SEC, and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC. These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) and, following a two-year transition period, the SEC Modernization Rules will replace the historical property disclosure requirements for mining registrants that are included in SEC Industry Guide 7. Following the transition period, as a foreign private issuer that files its annual report on Form 40-F with the SEC pursuant to the MJDS, the Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules and will continue to provide disclosure under NI 43-101 and the Canadian Institute of mining (“CIM”) standards. If the Company ceases to be a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the MJDS, then the Company will be subject to the SEC Modernization Rules which differ from the requirements of NI 43-101 and the CIM standards.

Without limiting the foregoing, this Prospectus, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. U.S. investors are cautioned that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

U.S. investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” exist, are economically or legally mineable or will ever be upgraded to a higher category. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this Prospectus, or in the documents incorporated by reference, may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

In this Prospectus, the terms “mineral resource”, “inferred mineral resource”, “indicated mineral resource”, “measured mineral resource”, “mineral reserve”, “probable mineral reserve” and “proven mineral reserve” have the meanings ascribed to those terms by the Canadian Institute of Mining, Metallurgy and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as amended.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, are presented in Canadian dollars. Unless stated otherwise or the context otherwise requires, in this Prospectus and any Prospectus Supplement, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. See “Currency Presentation and Exchange Rate Information”.

The annual financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, have been prepared in accordance with IFRS, and the interim financial statements, incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. IFRS differs in some material respects from U.S. GAAP and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, certain financial information included or incorporated in the Prospectus may not be comparable to financial information prepared by companies in the U.S.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and any Prospectus Supplement, and the documents incorporated by reference into this Prospectus and any Prospectus Supplement, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of Canadian securities laws concerning future events or future performance with respect to the Company’s projects, business approach and plans, including production, capital, operating and cash flow estimates, business transactions such as the potential sale or joint venture of the Company’s KSM Project and Courageous Lake Project (each as defined herein) and the acquisition of interests in mineral properties; requirements for additional capital; the estimation of mineral resources and reserves; and the timing of completion and success of exploration and development activities, community relations, required regulatory and third party consents, permitting and related programs in relation to the KSM Project and Courageous Lake Project. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “intends”, “strategy”, “goals”, “objectives” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements and forward-looking information (collectively referred to in the following information simply as “forward-looking statements”). In addition, statements concerning mineral resource and reserve estimates constitute forward-looking statements to the extent that they involve estimates of the mineralization expected to be encountered if a mineral property is developed and, in the case of reserves, the economics of a proposed mining operation.

Forward-looking statements are necessarily based on estimates and assumptions made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments. In making the forward-looking statements in this Prospectus and any Prospectus Supplement the Company has applied several material assumptions including, but not limited to, the assumption that: (1) market fundamentals will result in sustained demand and prices for gold and copper, and to a much lesser degree, silver and molybdenum; (2) the potential for production at its mineral projects will continue operationally, legally and economically; (3) any additional financing needed will be available on reasonable terms; (4) estimated mineral resources and reserves at the Company’s projects have merit and there is continuity of mineralization as reflected in such estimates; and (5) the Company will receive and maintain all required regulatory approvals required in respect of its projects and this Prospectus.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	the Company’s history of net losses and negative cash flows from operations and expectation of future losses and negative cash flows from operations;

●	risks related to the Company’s ability to continue its exploration activities and future development activities, and to continue to maintain corporate office support of these activities, which are dependent on the Company’s ability to enter into joint ventures, to sell property interests or to obtain suitable financing;

●	uncertainty of whether the reserves estimated on the Company’s mineral properties will be brought into production;

●	uncertainties relating to the assumptions underlying the Company’s reserve and resource estimates;

●	uncertainty of estimates of capital costs, operating costs, production and economic returns;

●	risks related to commercially producing precious metals from the Company’s mineral properties;

●	risks related to fluctuations in the market price of gold, copper and other metals;

●	risks related to fluctuations in foreign exchange rates;

●	mining, exploration and development risks that could result in damage to mineral properties, plant and equipment, personal injury, environmental damage and delays in mining, which may be uninsurable or not insurable in adequate amounts;

●	risks related to obtaining and maintaining all necessary permits and governmental approvals for exploration and development activities, including in respect of environmental regulation;

●	uncertainty related to title to the Company’s mineral properties and rights of access over or through lands subject to third party rights, interests and mineral tenures;

●	risks related to unsettled First Nations rights and title and settled Treaty Nations’ rights and uncertainties relating to the implementation of the concepts in the United Nations Declaration on the Rights of Indigenous Peoples in Canadian jurisdictions;

●	risks related to increases in demand for exploration, development and construction services equipment, and related cost increases;

●	increased competition in the mining industry;

●	the Company’s need to attract and retain qualified management and personnel;

●	risks related to some of the Company’s directors’ and officers’ involvement with other natural resource companies;

●	risks associated with impacts from the reaction to and measures taken to address the spread of the COVID-19 virus;

●	the Company’s classification as a “passive foreign investment company” under the United States tax code;

●	risks associated with the use of information technology systems and cybersecurity;

●	uncertainty surrounding an audit by the Canada Revenue Agency of the Company’s refund claim in respect of the British Columbia Mining Exploration Tax Credit; and

●	uncertainty surrounding an audit by the Canada Revenue Agency of the Company’s 2014 to 2016 inclusive Canadian exploration expenses, which were renounced to investors in flow-through shares between 2013 and 2015.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors”, elsewhere in this Prospectus and in documents incorporated by reference herein. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company’s ability to control or predict. It is also noted that while the Company engages in exploration and development of its properties, it will not undertake production activities by itself.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, forward-looking statements are inherently unreliable, and investors should not place undue reliance on forward-looking statements.

The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are qualified by the foregoing cautionary statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements incorporated by reference in this Prospectus, and the selected consolidated financial data derived therefrom included in this Prospectus, are presented in Canadian dollars. In this Prospectus, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. On December 1, 2020, the daily average rate as reported by the Bank of Canada for the conversion of one Canadian dollar into United States dollars was CDN$1.00 equals US$0.7721. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multi-jurisdictional disclosure system adopted by Canada and the United States, information has been incorporated by reference in this Prospectus from documents filed by the Company with securities commissions or similar authorities in Ontario, British Columbia, Alberta, Manitoba Saskatchewan, Nova Scotia and the Yukon (the “Commissions”) and filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically on SEDAR, which can be accessed electronically at www.sedar.com, and on EDGAR, which can be accessed electronically at www.sec.gov.

The following documents of the Company, which have been filed with the Commissions, and filed with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the annual information form of the Company dated March 27, 2020 for the year ended December 31, 2019 and filed on SEDAR on March 27, 2020 under National Instrument 51-102 (the “2019 AIF”) (incorporated by reference to Exhibit 99.1 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020) (File No. 001-32135);

b.	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2019 and 2018, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, filed on SEDAR on March 27, 2020 (incorporated by reference to Exhibit 99.2 of registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020) (File No. 001-32135);

c.	the unaudited interim condensed consolidated financial statements of the Company as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019, together with the notes thereto and related management’s discussion and analysis, filed on SEDAR on November 12, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on November 12, 2020) (File No. 001-32135);

d.	the management information circular of the Company dated May 6, 2020 prepared in connection with the Company’s annual meeting of shareholders held on June 25, 2020, filed on SEDAR on May 20, 2020 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on May 26, 2020) (File No. 001-32135);

e.	material change report dated April 1, 2020 in respect of the Company’s non-brokered private placement of 1,200,000 common shares of the Company at a price of $11.75 per share for gross proceeds of $14,100,000, filed on SEDAR on April 9, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on April 16, 2020) (File No. 001-32135); and

f.	material change report dated May 7, 2020 in respect of the updated Preliminary Economic Assessment for the KSM Project and the filing of a technical report entitled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study and Preliminary Economic Assessment Update, NI 43-101 Technical Report” with an effective date of April 30, 2020 (the “April 2020 KSM Report”), filed on SEDAR on May 7, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K containing such document, filed with the SEC on May 13, 2020) (File No. 001-32135).

However, these documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with the SEC pursuant to the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement (in the case of a report on Form-6K, if and to the extent expressly provided in such report).

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management’s discussion and analysis, proxy circulars (excluding those portions that, pursuant to NI 44-101, are not required to be incorporated by reference herein), any business acquisition reports, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

References to the Company’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Company disclaims any such incorporation by reference.

A Prospectus Supplement containing the specific terms of an offering of securities, disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) pertaining to a distribution of securities will be filed under the Company’s corporate profile on SEDAR at www.sedar.com. In the event that such marketing materials are filed subsequent to the date of filing of the applicable Prospectus Supplement pertaining to the distribution of the securities to which such marketing materials relates and prior to the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into the Prospectus for purposes of future offers and sales of securities hereunder.

Upon a new annual information form and the related audited annual financial statements and management’s discussion and analysis being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, and all interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of the Company’s financial year in which the new annual information form and the related annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder. Upon a new information circular relating to an annual general meeting of holders of common shares of the Company being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the information circular for the preceding annual general meeting of holders of common shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder.

THE COMPANY

The following description of the Company and its business is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Common Shares. You should carefully read the entire Prospectus and any applicable Prospectus Supplement, including the section entitled “Risk Factors”, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

Corporate Information

Seabridge is a gold resource company whose principal properties are the KSM project (for Kerr-Sulphurets-Mitchell) located in Northern British Columbia, Canada (the “KSM Project”) and the Courageous Lake project located in the Northwest Territories, Canada (the “Courageous Lake Project”). The Company exists under the Canada Business Corporations Act.

The Company presently has twelve wholly-owned subsidiaries: Seabridge Gold (NWT) Inc., a company incorporated under the laws of the Northwest Territories of Canada; Seabridge Gold (KSM) Inc., KSM Mining U.L.C., SnipGold Corp. (“SnipGold”), Hattrick Resources Corp. (“Hattrick”) and Tuksi Mining & Development Company Ltd. (“Tuksi”), companies incorporated under the laws of British Columbia, Canada; Seabridge Gold (Yukon) Inc., incorporated under the laws of Yukon; Seabridge Gold Corporation, Pacific Intermountain Gold Corporation, 5555 Gold Inc. and 555 Silver Inc., each Nevada Corporations; and Snowstorm Exploration LLC, a Delaware limited liability corporation. The following diagram illustrates the inter-corporate relationship between the Company, its active subsidiaries and its projects as of December 31, 2019.

Notes:

1.	Certain of the Company’s subsidiaries have been omitted from the chart as they own no property.
2.	SnipGold, through Hattrick, owns 95% of 12 of the claims covering an area of approximately 4,339 ha, which claims are located in the northwest corner of the property more than 3 km from the area that is the current exploration focus.
3.	The Company has entered into option agreements under which a 100% interest in the Quartz Mountain Project may be acquired by a third party.

Summary Description of Business

The Company owns seven properties, four of which have gold resources, and its material properties are its KSM Project and its Courageous Lake Project. The Company holds a 100% interest in each of its properties other than a small portion of the Iskut project located near Stewart, British Columbia, Canada (the “Iskut Project”), in which it owns a 95% interest. The Quartz Mountain Project is subject to an option agreement under which the optionee may acquire a 100% interest in such project. At the date of this Prospectus, over 80% of the mineral resources at all of the Company’s projects combined are at the KSM Project. The Company’s development work in 2020 will be on the KSM Project and its main exploration efforts in 2020 are focused on the Iskut Project and the Snowstorm Project (as defined herein). The Company is not currently planning to carry out significant work at its Courageous Lake Project in 2020, while it focuses on the KSM Project, Iskut Project and Snowstorm Project. The Company considers that each of the Iskut Project and the Snowstorm Project have good potential for a sizeable discovery. At the Iskut Project, the Company will focus on drilling the porphyry target below the Quartz Rise lithocap. At Snowstorm, the Company plans to complete drilling of two target concepts in 2020. At the KSM Project, proposed work involves advancing development of the KSM Project to generate data that will be needed for a more detailed study of development of the KSM Project before expiry of the Company’s extended environmental assessment certificate on July 29, 2024. At the Company’s 3 Aces project, which is 100% owned by Seabridge Gold (Yukon) Inc., the Company intends to assemble all of the historic data into a three-dimensional model and identify targets to potentially drill in 2021.

KSM Project

The KSM Project is located within the Iskut-Stikine region of British Columbia, approximately 21 kilometers south-southeast of the former Eskay Creek Mine and approximately 65 kilometers north-northwest of Stewart, British Columbia.

The Current KSM Report

Tetra Tech Canada Inc. (formerly Tetra Tech, Inc.) (“Tetra Tech”) and Wood plc (formerly Amec Foster Wheeler) prepared the technical report entitled “2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment” with an effective date of October 6, 2016 (the “2016 KSM Report”) in respect of the KSM Project.

In April 2020, Tetra Tech and Wood plc (formerly Amec Foster Wheeler) completed the April 2020 KSM Report in respect of the KSM Project, which included an updated preliminary economic assessment of the KSM Project. This alternate production scenario did not replace the Company’s preliminary feasibility study that was completed in 2016 (the “2016 PFS”), which was confirmed as current and restated in the April 2020 KSM Report.

In November, 2020, Tetra Tech and Wood plc (formerly Amec Foster Wheeler) completed the technical report entitled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update, NI 43-101 Technical Report” dated November 9, 2020 but with an effective date of April 30, 2020 (the “Current KSM Report”). The Current KSM Report contains both an updated mineral resource estimate for the KSM Project and the 2016 PFS, including the work done to confirm its currency and is available under the Company’s profile at www.sedar.com.

The Current KSM Report reported that an extensive data verification exercise was conducted on the 2016 PFS to determine whether there had been any material changes to the information used in the 2016 PFS and whether the 2016 PFS could be considered current. The data verification checks used updated resource models with updated process recoveries and escalated cost assumptions and estimated that variances in total mill feed would be limited to +1.3% on mill feed tonnes, no change on gold grade, and +2.4% on copper grade.  These overall differences are not material to the 2016 PFS mineral reserves. The financial results using the 2016 PFS mine plan with updates to capital and operating costs, 3-year average metal prices and tax code revisions are also not materially different from the 2016 PFS financial results. Therefore, the results of the exercise verified that if the 2016 PFS were to be updated using the 2020 information, there would be no material change to outcomes of the 2016 PFS, its capital and operating costs, mineral reserves, or financial analysis. Since the 2016 PFS remains current, it was suitable to be restated unchanged in the Current KSM Report.

The 2016 PFS was designed to align with regulatory approvals for the KSM Project construction and operation included in federal and provincial Environmental Assessments.  The scope of the 2016 PFS mine design included open pits and underground mines to extract ore from the Mitchell, Sulphurets, Kerr and Iron Cap deposits. Ore is transported through access tunnels to a processing plant located in the Treaty Creek valley nearby provincial infrastructure where it is processed to produce saleable concentrate and doré. Process waste is stored in a tailings management facility.  The 2016 PFS is the only production plan for the KSM Project whose elements have been studied to the higher level of accuracy that must be met to convert mineral resources to mineral reserves and it is the production plan that has received environmental assessment approval.

The Current KSM Report supersedes the 2016 KSM Report and the April 2020 KSM Report and the following summary of the Current KSM Report supersedes the summary of the 2016 KSM Report in the Company’s 2019 AIF and the summary of the April 2020 KSM Report appearing in the Company’s Material Change Report dated May 7, 2020.

The following material in this section summarizes the information in the Current KSM Report.

Location and Climate

The KSM Project is situated about 950 km northwest of Vancouver, 65 km by air north-northwest of Stewart, BC and 21 km south-southeast of the former Eskay Creek Mine. The property is located at latitude 56.50° North and longitude 130.30° West (see Figure 1).

The proposed pit areas lie within the headwaters of Sulphurets Creek, which is a tributary of the Unuk River and flows into the Pacific through Alaska. The proposed process plant and tailings management facility (“TMF”) will be located within the tributaries of Teigen and Treaty Creeks. Teigen and Treaty Creeks are tributaries of the Bell-Irving River, which is itself a major tributary of the Nass River. The Nass river flows to the Pacific Ocean entirely within Canada.

The climate is generally typical of a temperate or northern coastal rainforest, with sub-arctic conditions at high elevations. Precipitation at the mine site has an estimated average of 1,652 mm and at the process plant and TMF area has an estimated average of 1,371 mm. The length of the snow-free season varies from about May through November at lower elevations, and from July through September at higher elevations.

Local Resources, Infrastructure and Physiography

The KSM property lies in the rugged Coastal Mountains of northwest British Columbia, with elevations ranging from 520 meters in Sulphurets Creek valley to over 2,300 meters at the highest peaks. Valley glaciers fill the upper portions of the larger valleys from just below tree line and upwards.

Deep-water loading facilities for shipping bulk mineral concentrates exist in Stewart, and are currently utilized by the Red Chris Mine. Historically they have been used by several other mines in northern, BC. The nearest railway is the CNR Yellowhead route, which is located approximately 220 km southeast of the property. This line runs east-west, and can deliver concentrate to deep-water ports near Prince Rupert and Vancouver, BC.

There are no settlements or privately owned land in the area of the KSM Project; there is limited commercial recreational activity in the form of helicopter skiing and guided fishing adventures. The closest power transmission lines run along Highway 37, 40 km east of the KSM Project.

Stewart, a town of approximately 500 inhabitants, is the closest population center to the KSM Project. It is connected to the provincial highway system via paved, all weather Highway 37A. The larger population centers of Prince Rupert, Terrace, and Smithers, with a total population of about 32,000, are located approximately 270 km to the southeast.

Exploration History

There is evidence that prospectors were active in the area prior to 1935. The modern exploration history of the area began in the 1960’s, with brief programs conducted by Newmont Mining Corp., Granduc Mines Ltd., Phelps Dodge Corp., and the Meridian Syndicate. All of these programs were focused towards gold exploration. The Sulphurets Zone was first drilled by Esso Minerals in 1969; Kerr was first drilled by Brinco Ltd. in 1985 and Mitchell Creek by Newhawk Gold Mines Ltd. in 1991.

There is no recorded mineral production, nor evidence of it, from the property. Immediately west of the property, small-scale placer gold mining has occurred in Sulphurets and Mitchell Creeks.

During 2003-2005, under its option to earn up to a 65% interest in the project from Seabridge, Falconbridge Ltd. conducted geophysics, surface mapping, surface sampling and completed approximately 4,100 m of drilling at the project.

Since 2006, Seabridge has been conducting exploration and advancement activities at the project.

Geology

The region lies within “Stikinia”, a terrane of Triassic and Jurassic volcanic arcs that were accreted onto the Paleozoic basement. Stikinia is the largest of several fault bounded, allochthonous terranes within the Intermontane belt, which lies between the post-accretionary, Tertiary intrusives of the Coast belt and continental margin sedimentary prisms of the Foreland (Rocky Mountain) belt. In the Kerr-Sulphurets area, Stikinia is dominated by variably deformed, oceanic island arc complexes of the Triassic Stuhini and Jurassic Hazelton groups. Backarc basins formed eastward of the KSM property in the Late Jurassic and Cretaceous were filled with thick accumulations of fine black clastic sediments of the Bowser Group. Folding and thrusting due to sinistral transpression tectonics in the mid-Cretaceous followed by extensional conditions generated the area’s current structural features. The most important structure is the north-northeast striking, moderately west-northwest dipping Sulphurets Thrust Fault (“STF”), which transects the property and is spatially and genetically related to mineralization at KSM. Remnants of Quaternary basaltic eruptions occur throughout the region.

Early Jurassic sub-volcanic intrusive complexes are common in the Stikinia terrane, and several host well- known precious and base metal rich hydrothermal systems. These include copper-gold porphyry deposits such as Galore Creek, Red Chris, Kemess, Mt. Milligan, and Kerr-Sulphurets. In addition, there are a number of related polymetallic deposits including skarns at Premier, epithermal veins and subaqueous vein and replacement sulfide deposits at Eskay Creek, Snip, Brucejack, and Granduc.

The Kerr deposit is a strongly-deformed copper-gold porphyry, where copper and gold grades have been upgraded due to remobilization of metals during later and/or possibly syn-intrusive deformation. Alteration is the result of a relatively shallow, long lived hydrothermal system generated by intrusion of monzonite. Subsequent deformation along the STF was diverted into the Kerr area along pre-existing structures. The mineralized area forms a fairly continuous, north-south trending west dipping irregular body measuring about 1,700 m long and up to 200 m thick. Deep drilling since 2012 has identified two sub-parallel, north-south trending, steep west-dipping mineralized zones that appear to coalesce near the topographic surface. After significant deep drilling was completed at the Kerr deposit, an updated geological interpretation and subsequent updated mineral resource model were completed. That new model forms the basis for the 2016 mineral resources and mineral reserves.

The Sulphurets deposit comprises two distinct zones referred to as the Raewyn Copper-Gold Zone and the Breccia Gold Zone. The Raewyn Copper-Gold Zone hosts mostly porphyry style disseminated chalcopyrite and associated gold mineralization in moderately quartz stockworked, chlorite-biotite-sericite-magnetite altered volcanics. The Raewyn Copper-Gold Zone strikes north-easterly and dips about 45° to the northwest. The Breccia Gold Zone hosts mostly gold-bearing pyritic material mineralization with minor chalcopyrite and sulfosalts in a potassium-feldspar-siliceous hydrothermal breccia that apparently crosscuts the Raewyn Copper-Gold Zone. The Breccia Gold Zone strikes northerly and dips westerly.

The Mitchell Zone is underlain by foliated, schistose, intrusive, volcanic, and clastic rocks that are exposed in an erosional window below the shallow north dipping Mitchell Thrust Fault (MTF). These rocks tend to be intensely altered and characterized by abundant sericite and pyrite with numerous quartz stockwork veins and sheeted quartz veins (phyllic alteration) that are often deformed and flattened. Towards the west end of the zone, the extent and intensity of phyllic alteration diminishes and chlorite-magnetite alteration becomes more dominant along with lower contained metal grades. In the core of the zone, pyrite content ranges between 1 to 20%, averages 5%, and typically occurs as fine disseminations. Gold and copper tends to be relatively low-grade but is dispersed over a very large area and related to hydrothermal activity associated with Early Jurassic hypabyssal porphyritic intrusions. In general, within the currently drilled limits of the Mitchell Zone, gold and copper grades are remarkably consistent between drill holes, which is common with a large, stable, and long-lived hydrothermal systems.

The Iron Cap Zone, which is located about 2,300 m northeast of the Mitchell Zone, is well exposed and consists of intensely altered intrusive, sedimentary, and volcanic rocks. The Iron Cap deposit is a separate, distinct mineralized zone within the KSM district. It is thought to be related to the other mineralized zones but differs in that much of the host rock is hydrothermally altered intrusive (porphyritic monzonite to diorite) rather than altered volcanic and sedimentary rocks. There is a high degree of silicification that overprints earlier potassic and chloritic alteration. Intense phyllic alteration and high density of stockwork veining, which are pervasive at the nearby Mitchell Zone, are less pervasive at Iron Cap. The surface expression of the Iron Cap Zone measures about 1,500 m (northeast-southwest) by 600 m (northwest- southeast). Significant drilling has been completed at the Iron Cap deposit since Company’s preliminary feasibility study for the KSM Project completed in June, 2012 (the “2012 KSM PFS Report”), which resulted in an updated geological interpretation and subsequent updated mineral resource model that forms the basis for the 2016 mineral resources and mineral reserves.

Security of Samples

The Company follows an ongoing and rigorous sample preparation, security, quality control/quality assurance protocol for its exploration programs, including blank and reference standards in every batch of assays. Cross-check analyses are conducted at a second external laboratory on no less than 10% of the samples. The details of these procedures are outlined in the Current KSM Report.

Mineral Resources

The Current KSM Report includes updated mineral resource estimates for the KSM Project, which are based on block models that were constructed for each deposit following major drilling campaigns. The Kerr, Sulphurets, Mitchell, and Iron Cap models were constructed after the 2016, 2018, 2017, and 2018 drilling campaigns, respectively. Block NSR values were updated in late 2019 for all deposits. Resource Modeling Inc. constructed 3D block models for the four mineralized zones using inverse distance (Kerr and Mitchell) and ordinary kriging (Sulphurets and Iron Cap). A variety of lithologic, alteration, structural, and grade wire frames were used in the estimation process. 3D search ellipses and trend planes oriented with the trend of mineralization were used to find eligible drill hole composites that were used to estimate block grades. The block estimates were classified into measured (Mitchell only), indicated, and inferred categories using mineralized continuity, proximity to drilling, and the number of holes used to estimate the blocks. Mineral resources for the KSM Project were determined by using a combination of conceptual open pit and underground mining methods.

Measured and indicated mineral resources at the KSM Project are estimated at 3.0 Bt grading 0.52 grams per tonne (g/t) gold, 0.21% copper and 2.8 g/t silver (50.4 million ounces of gold, 14.2 billion pounds of copper and 269.7 million ounces of silver), inclusive of mineral reserves. An additional 4.6 Bt are estimated in the inferred mineral resource category grading 0.38 g/t gold, 0.32% copper and 2.2 g/t silver (56.9 million ounces of gold and 32.1 billion pounds of copper and 331.2 million ounces of silver). Metal prices of US$1,300 per ounce gold, US$3.00 per pound copper, and US$20.00 per ounce silver with a foreign exchange rate of US$ 0.83 per C$1.00 are used in calculating the various cut-offs applied to the KSM Project’s mineral resource estimates. A detailed breakdown of the KSM Project’s mineral resources as of December 31, 2019 are as follows:

KSM Mineral Resources Effective as of December 31, 2019

Measured Mineral Resources (Undiluted)

Zone	Type of Constraint	NSR Cutoff (C$/tonne)	Tonnes (M)	Au (g/t)	Au (000 oz)	Cu (%)	Cu (Mlb)	Ag (g/t)	Ag (000 oz)	Mo (ppm)	Mo (Mlb)

Mitchell	Conceptual LG Pit	$9	699	0.63	14,158	0.17	2,619	3.1	69,667	59	91
	Conceptual Block Cave	$16	51	0.59	967	0.20	225	4.7	7,707	41	5
	Total Mitchell Measured	n/a	750	0.63	15,125	0.17	2,844	3.2	77,374	58	96

Total	Total KSM Measured	n/a	750	0.63	15,125	0.17	2,844	3.2	77,374	58	96

Indicated Mineral Resources (Undiluted)

Zone	Type of Constraint	NSR Cut off (C$/tonne)	Tonnes (M)	Au (g/t)	Au (000 oz)	Cu (%)	Cu (MIb)	Ag (g/t)	Ag (000 oz)	Mo (ppm)	Mo (Mlb)

Kerr	Conceptual LG Pit	$9	351	0.22	2,483	0.41	3,172	1.1	12,413	4	3
	Conceptual Block Caves	$16	23	0.24	177	0.46	233	1.8	1,331	14	1
	Total Kerr Indicated	n/a	374	0.22	2,660	0.41	3,405	1.1	13,744	5	4

Sulphurets	Conceptual LG Pit	$9	446	0.55	7,887	0.21	2,064	1.0	14,339	53	52
	Total Sulphurets Indicated	n/a	446	0.55	7,887	0.21	2,064	1.0	14,339	53	52

Mitchell	Conceptual LG Pit	$9	920	0.57	16,860	0.16	3,244	2.8	82,820	61	124
	Conceptual Block Cave	$16	125	0.58	2,331	0.20	551	4.7	18,889	38	10
	Total Mitchell Indicated	n/a	1,045	0.57	19,191	0.16	3,795	3.0	101,709	58	134

Iron Cap	Conceptual Block Caves	$16	423	0.41	5,576	0.22	2,051	4.6	62,559	41	38
	Total Iron Cap Indicated	$16	423	0.41	5,576	0.22	2,051	4.6	62,559	41	38

Total	Total KSM Indicated	n/a	2,288	0.48	35,314	0.22	11,315	2.6	192,351	45	228

Measured + Indicated Mineral Resources (Undiluted)

Zone	Type of Constraint	NSR Cutoff (C$/tonne)	Tonnes (M)	Au (g/t)	Au (000 oz)	Cu (%)	Cu (Mlb)	Ag (g/t)	Ag (000 oz)	Mo (ppm)	Mo (Mlb)

Kerr	Conceptual LG Pit	$9	351	0.22	2,483	0.41	3,172	1.1	12,413	4	3
	Conceptual Block Cave	$16	23	0.24	177	0.46	233	1.8	1,331	14	1
	Total Kerr M+I	n/a	374	0.22	2,660	0.41	3,405	1.1	13,744	5	4

Sulphurets	Conceptual LG Pit	$9	446	0.55	7,887	0.21	2,064	1.0	14,339	53	52
	Total Sulphurets M+I	n/a	446	0.55	7,887	0.21	2,064	1.0	14,339	53	52

Mitchell	Conceptual LG Pit	$9	1,619	0.60	31,018	0.16	5,863	2.9	152,487	60	215
	Conceptual Block Cave	$16	176	0.58	3,298	0.20	776	4.7	26,596	39	15
	Total Mitchell M+I	n/a	1,795	0.59	34,316	0.17	6,639	3.1	179,083	58	230

Iron Cap	Conceptual Block Cave	$16	423	0.41	5,576	0.22	2,051	4.6	62,559	41	38
	Total Iron Cap M+I	$16	423	0.41	5,576	0.22	2,051	4.6	62,559	41	38

Total	Total KSM M+I	n/a	3,038	0.52	50,439	0.21	14,159	2.8	269,725	48	324

Inferred Mineral Resources (Undiluted)

Zone	Type of Constraint	NSR Cutoff (C$/tonne)	Tonnes (M)	Au (g/t)	Au (000 oz)	Cu (%)	Cu (Mlb)	Ag (g/t)	Ag (000 oz)	Mo (ppm)	Mo (Mlb)

Kerr	Conceptual LG Pit	$9	78	0.27	677	0.21	361	1.3	3,260	6	1
	Conceptual Block Cave	$16	1,921	0.31	19,146	0.41	17,359	1.8	111,171	24	102
	Total Kerr Inferred	n/a	1,999	0.31	19,823	0.40	17,720	1.8	114,431	23	103

Sulphurets	Conceptual LG Pit	$9	223	0.44	3,155	0.13	639	1.3	9,320	30	15
	Total Sulphurets Inferred	$9	223	0.44	3,155	0.13	639	1.3	9,320	30	15

Mitchell	Conceptual LG Pit	$9	318	0.37	3,783	0.09	631	3.0	30,672	56	39
	Conceptual Block Cave	$16	160	0.51	2,623	0.17	599	3.5	18,004	44	16
	Total Mitchell Inferred	n/a	478	0.42	6,406	0.12	1,230	3.2	48,676	52	55

Iron Cap	Conceptual Block Cave	$16	1,899	0.45	27,474	0.30	12,556	2.6	158,741	30	126
	Total Iron Cap Inferred	$16	1,899	0.45	27,474	0.30	12,556	2.6	158,741	30	126

Total	Total KSM Inferred	n/a	4,599	0.38	56,858	0.32	32,145	2.2	331,168	29	299

Notes: Mineral Resources have an effective date of December 31. 2019. The 2019 Sulphurets drill holes were not used in the construction of the resource model but were used to validate the interpretations of the model. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. The Mineral Resources are inclusive of Mineral Reserves. Numbers may not add due to precision and roundoff of tonnes and grade.

Metallurgical Test Review

Several wide-ranging metallurgical test programs were carried out between 2007 and 2016 to assess the metallurgical responses of the mineral samples from the KSM deposits, especially the samples from the Mitchell deposit.

The metallurgical tests to date include:

●	mineralogy, flotation, cyanidation, and grindability testwork;

●	semi-autogenous grinding (“SAG”) mill comminution grindability tests to determine the grinding resistance of the mineralization to SAG/ball milling;

●	crushing resistance parameters to high-pressure grinding rolls (“HPGR”) crushing of the Mitchell and Sulphurets ore samples by SGS, and pilot plant scale HPGR testing on the Mitchell ore sample; and

●	dewatering tests on the samples of heads, copper concentrates, sulphide leach products, and tailing pulps.

The test results indicate that the mineral samples from the four separate mineralized deposits are amenable to the flotation-cyanidation combined process. The process consists of:

●	copper-gold-molybdenum bulk rougher flotation followed by gold-bearing pyrite flotation;

●	regrinding the bulk rougher concentrate followed by three stages of cleaner flotation to produce a copper-gold-molybdenum bulk cleaner flotation concentrate;

●	molybdenum separation of the bulk cleaner flotation concentrate to produce a molybdenum concentrate and a copper/gold concentrate containing associated silver; and

●	cyanide leaching of the gold-bearing pyrite flotation concentrate and the scavenger cleaner tailing to further recover gold and silver values as doré bullion.

The samples from the Mitchell deposit produced better metallurgical results with the chosen flotation and cyanide leach extraction circuits when compared to the metallurgical results from the samples taken from the Sulphurets, Iron Cap, and Kerr (upper zone) deposits. The locked cycle tests showed that, on average, approximately 85% of copper and 60% of gold in the Mitchell samples, which contain 0.21% Cu and 0.72 g/t Au, were recovered into a concentrate containing 24.8% Cu. The cyanidation further recovered approximately 18% of the gold from the gold bearing products consisting of the cleaner flotation tailing and the gold bearing pyrite flotation concentrate.

For the Sulphurets, Iron Cap, and upper Kerr samples, the average head grades of the tested samples fluctuated from 0.25 to 0.62% for copper and 0.23 to 0.60 g/t for gold. The average recoveries reporting to flotation concentrates ranged from 78% to 85% for copper and 41 to 60% for gold. The average copper grades of the concentrates varied from 24 to 28%. The cyanidation further recovered approximately 15 to 29% of the gold from the gold-bearing products.

The testing programs from 2017 to 2020 show the following:

●	a finer primary grind size can improve the copper and gold metallurgical performance, especially for copper from the Iron Cap and Kerr (lower zone) samples;

●	rougher flotation at a low slurry solid density can improve copper and gold metallurgical performance, especially for the mineralization with more clay-type minerals; and

●	the test results suggest that the gold-bearing sulphide products (first cleaner scavenger tailing and pyrite concentrate) from Kerr (lower zone) and Iron Cap zones did not seem to respond well to the gold recovery by the established cyanide leaching treatment.

Mineral Processing

The 2016 PFS processing plant is designed based on the flowsheet developed from the testwork results. The proposed flotation process is projected to produce a copper-gold concentrate containing approximately 25% copper. Copper and gold flotation recoveries will vary with changes in head grade and mineralogy. For the life of mine (“LOM”) mill feed containing 0.55 g/t gold and 0.21% copper, the average copper and gold recoveries to the concentrate are projected to be 81.6% and 55.3%, respectively. As projected from the testwork, the cyanidation circuit (carbon-in-leach, or “CIL”) will increase the overall gold recovery to a range of 60% to 79%, depending on gold and copper head grades. Silver recovery from the flotation and leaching circuits is expected to be 62.7% on average. A separate flotation circuit will recover molybdenite from the copper-gold-molybdenum bulk concentrate when higher-grade molybdenite mineralization is processed.

The proposed process plant (the “Process Plant”) will consist of three separate facilities: ore primary crushing and handling facilities at the mine site, a 23 km ore transportation tunnel system between the mine site and the processing facility, and a main process facility at the Treaty ore processing complex (“OPC”), adjacent to the TMF.

Gyratory crushers in the comminution plants located at the mine site will reduce the mill feed from 80% passing 1,200 mm to 80% passing 150 mm. The crushed ore will be conveyed to a 30,000 t surge bin (two pockets, each 15,000 t) located underground at a train car loading area, prior to being transported by train cars to the Treaty OPC.

A 23 km Mitchell-Treaty Tunnels (“MTT”) system has been designed to connect the Mine Site and the PTMA. The crushed ore will be transported through the tunnels by train. This tunnel will also be used for electrical power transmission sourced from the Northwest Transmission Line and for the transport of personnel and supplies for mine operating and water management activities. The proposed tunnel route is through Crown land and approximately 13 kilometers of its length passes through ground subject to mineral claims held by third parties.

The Process Plant at the Treaty OPC will consist of secondary and tertiary crushing, primary grinding, flotation, concentrate regrinding, concentrate dewatering, cyanide leaching, gold recovery, tailing delivery, and concentrate loadout systems. The crushed ore transported from the mine site will be sent to a 60,000 t coarse ore stockpile adjacent to the tunnel portal. The ore will then be reclaimed and crushed by cone crushers, followed by an HPGR comminution circuit. There is a 30,000 t fine ore stockpile located ahead of the tertiary crushing circuit. The crushing systems will be operated in closed circuits with screens.

The ore from the HPGR comminution circuits will be ground to a product size of 80% passing 150 μm by four conventional ball mills in closed circuit with hydrocyclones. The ground ore will then have copper/gold/molybdenum minerals concentrated by conventional flotation to produce a copper-gold-molybdenum concentrate and gold bearing pyrite products for gold leaching. Depending on molybdenum content in the copper-gold-molybdenum concentrate, the concentrate may be further treated to produce a copper-gold concentrate and a molybdenum concentrate. The molybdenum concentrate will be leached to reduce levels of copper and other impurities. The concentrates will be dewatered and shipped to copper and molybdenum smelters.

The gold-bearing pyrite products which consist of the bulk cleaner flotation tailing from the copper-gold- molybdenum cleaner flotation circuit and the gold-bearing pyrite concentrate will be leached with cyanide using CIL treatment for additional gold and silver recovery. Prior to storage in the lined pond within the TMF, the leach residues from the cyanide leaching circuits will be washed, and subjected to cyanide recovery and destruction. The water from the residue storage pond will be recycled back to the cyanide leach circuit. Any excessive water will be further treated prior to being sent to the flotation tailing storage pond.

The flotation tailing and the washed leach residues would be sent to the TMF for storage in separate tailing areas. Two water reclaim systems for the flotation tailing pond and the CIL residue pond have been designed to separately reclaim the water from the TMF.

Tailing Management

The TMF would be constructed in three cells: the North and South cells for flotation tailing, and a lined cell for CIL tailing. The cells are confined between four dams (North, Splitter, Saddle, and Southeast dams) located within the Teigen-Treaty Creek cross-valley. In total, the TMF is designed to have a capacity of 2.3 Bt.

De-pyritized flotation tailing is to be stored in the North and South cells. The pyrite bearing CIL tailing is to be stored in a lined central cell.

The North and CIL cells would be constructed and operated first; they would store tailing produced in the first 25 years. The North Cell would then be reclaimed while the CIL and South cells are in operation.

The North, Splitter, and Saddle earth-fill starter dams will be constructed over a two-year period, in advance of the start of milling, to form the North and Central cells and will provide start-up tailing storage for two years. Cyclone sand dams will be progressively raised above the starter dams over the operating LOM. The North Starter Dam will be constructed with a low-permeability glacial till core and raised with compacted cyclone sand shells, using the centerline geometry method. The Splitter and Saddle starter dams will form the CIL pond. These dams will also subsequently be raised with cyclone sand shells, but the CIL pond and the Splitter and Saddle dams will incorporate high-density polyethylene (HDPE) and linear low-density polyethylene (LLDPE) liners in the core and basin floor in order to surround the CIL tailing within a completely lined impoundment.

Cyclone sand dam raises would be constructed from April through October each year, starting with the North Cell. To reach the capacity of 2.3 billion tonnes, an ultimate dam crest elevation of 1,068 m will be required for the North Cell dams and 1,068 m for the South Cell. This will require a dam height of up to 240 m for the Southeast dam, which is the highest dam of the TMF.

Process water collected in the North and South tailing cells will be reclaimed by floating pump barges and recycled separately to the Process Plant, either for use in the process, for treatment, or to be discharged. Water from the Central Cell will only be directed to the Process Plant for recycling purposes and will not be discharged directly to the receiving environment. Diversions will be constructed to route non-contact runoff from the surrounding valley slopes around the TMF. The diversion channels are sized to allow passage of 200-year peak flows, and are large enough to allow space for passage of snow removal machinery. Buried pipe sections paralleling the channels will be installed in areas of active snow avalanche paths to enhance diversion operability during avalanche periods.

Each of the cells are expected to have surplus water. Surplus water is proposed to be managed during operations using a combination of storage, discharge to Treaty Creek during freshet if water quality meets standards, or treatment at the Treaty process plant water treatment facility (if required) and discharge.

Mine Site Water Management

The overall site water management strategy, including the discharge from the Water Storage Facility (“WSF”) via the High-density Sludge (“HDS”) water treatment plant (“WTP”) was the strategy that was reviewed and approved during the EA Application and EIS review process.

Three diversion tunnel routes totalling approximately 22.4 km will be required to route glacial melt water and non-contact valley runoff from the Mitchell and McTagg valleys around the mine area. The open pit phase of the Mitchell Diversion Tunnel (“MDT”) and the twinned McTagg Diversion Tunnels (“MTDTs”) are sized to convey flows from an average 200-year storm. When the Mitchell block cave operation commences, an additional MDT paralleling the open pit phase tunnel will be driven to protect the underground workings, which are more sensitive to inflows than the open pits.

The second tunnel of each set of twinned tunnels provides redundancy against blockage as each individual tunnel can carry typical freshet flows. The provision of twin tunnels also allows switching base flows between adjacent tunnels if access for maintenance is required.

The MDT will route water from Mitchell Creek/Mitchell Glacier to the Sulphurets Valley, away from the open pit, primary crushing facility, open pit area, and Mitchell rock storage facility. The MDT would collect melt water from beneath the base and toe of the Mitchell Glacier via separate surface and sub-glacial inlet structures, which improves redundancy. Both surface and subglacial inlets are designed to protect the inlet of the diversion from being blocked by snow avalanches. The MDT is proposed to generate hydroelectric power as Sulphurets Valley is lower than Mitchell Valley. In Year 23, the MDT will be augmented with a second (twin) tunnel to provide protection against the 1,000-year storm flow to the underground workings.

The McTagg valley tunnels collect flows from east and west McTagg valleys and feed into the main diversion tunnel route, around the west side of the McTagg rock storage facility (“RSF”), and discharge into Sulphurets Valley. These tunnels would have three staged inlets as the McTagg RSF raises in elevation. Hydropower is proposed to be generated by the McTagg tunnels only in Stages 2 and 3.

To facilitate construction in the Mitchell Valley and the staging of water management as the Mitchell and McTagg RSFs rise and fill the valley areas, an approximately 5.4 km long Mitchell Valley Drainage Tunnel will be constructed under Mitchell Valley to carry the existing flows from Mitchell Creek, which are naturally affected by contact with surface mineralization. When the mine is in operation the tunnel will convey contact water from the Mitchell workings and the mineralized area upstream of the deposit, around the RSFs into the WSF.

An in-rock spillway would be constructed at the southwest corner of the McTagg RSF to convey surface diversion flows down to diversion pipelines and channels on the west and east sides of the WSF pond.

Contact water from the mine areas (open pits, RSFs, roads, infrastructure) would be directed to the WSF, located in the lower Mitchell Creek area. The WSF would be formed with a 165 m-high rock fill asphalt core dam built to full height by Year -1. The WSF dam is founded on competent sedimentary rock foundations. Seepage will be controlled by the asphalt core in the dam and the dam foundation will be grouted. A seepage collection pond will return seepage water to the WSF.

During operations, secondary diversion ditches and pipelines would be implemented within the mine area to reduce contact water volumes. Open pit contact water and discharge from pit dewatering wells would be routed from the pit rims, via ditches or direct drainage, and via pipelines or tunnels to the WSF.

Mine area contact water is to be treated with a high density sludge lime WTP.

Additional hydropower is to be generated in an energy recovery facility from the flow of treatment water from the WSF to the WTP.

Permitting

As of June 2016, the KSM Project has successfully gone through the provincial and federal environmental assessment processes, and the appropriate certificates/approvals have been obtained. Additionally, permits for early stage constructions activities for the first two and half years of site activity were obtained. These permits covered the following mine components:

●	KSM Project Mines Act and Environmental Management Act Permit Application for Limited Site Construction – May 2013

●	Special Use Permits for the Coulter Creek Access Road (CCAR) and TCAR

●	KSM construction camps

●	KSM Project Treaty Transmission Line

●	MTT Permit Application.

Seabridge is currently in the process of obtaining numerous provincial and federal permits to allow for the construction of parts of the KSM Project, as well as expanding exploration activities, including but not limited to the following:

●	Fisheries Authorization application, including draft Compensation Plans

●	Metal Mining Effluent Regulations (MMER) Schedule 2 Amendment Application (which was approved in 2017)

Mine Planning (2016 PFS Plan)

The proposed mine uses conventional large-scale open pit and block cave underground mining methods. Pit phases at the Mitchell, Kerr, and Sulphurets deposits have been engineered based on the results of an updated economic pit limit analysis. Starter pits have been selected in higher-grade areas. Underground mining has been proposed for the Iron Cap deposit and below the Mitchell open pit to reduce the volume of waste generated from the potential open pits.

Mining Limits

Lerchs-Grossman (“LG”) pit shell optimizations were used to define open pit mine plans in the 2012 KSM PFS Report and the same limits were confirmed using LG for the Current KSM Report. Ultimate open pits have been modified slightly to implement design changes from the EA Application and EIS process and updated geotechnical study.

The underground block caving mine designs for both the Mitchell and Iron Cap deposits are based on modeling using GEOVIA’s PCBC™ and Footprint Finder software. The ramp-up and maximum yearly mine production rates were established based on the rate at which the drawpoints are constructed, and the initial and maximum production rates at which individual drawpoints can be mucked. The values chosen for these inputs were based on industry averages adjusted to suit the anticipated conditions.

Mineral Reserve Estimate

Waste to ore open pit cut-offs and underground shut-offs, including process recovery, were determined using metal prices of US$1,200.00/oz of gold, US$2.70/lb of copper, US$17.50/oz of silver, and US$9.70/lb of molybdenum for NSR calculations.

Open pit mineral reserves have been calculated using the updated pit designs and the 2016 mineral resource models. These calculations include mining loss and dilution that varies by pit ranging from 2.2 to 5.3% for loss, and 0.8 to 3.9% for dilution. A dynamic cut-off grade strategy has been applied with a minimum NSR of CDN$9.00/t.

The mining NSR shut-off is Cdn$15.00/t for the Mitchell underground mine and CDN$16.00/t for the Iron Cap underground mine. The Mitchell mineral reserves include 59 Mt of non-mineralized dilution at zero grade (13%) and 7 Mt of mineralized dilution (2%). The Iron Cap mineral reserves include 20 Mt of dilution at zero grade (9%) and 25 Mt of mineralized dilution (11%).

Proven and probable mineral reserves for the KSM Project as of July 31, 2016 are estimated as:

KSM proven and probable mineral reserves as of July 31, 2016

				Average Grades				Contained Metal
Zone	Mining Method	Reserve Category	Tonnes (millions)	Gold (gpt)	Copper (%)	Silver (gpt)	Moly (ppm)	Gold (million ounces)	Copper (million pounds)	Silver (million ounces)	Moly (million pounds)
Mitchell	Open Pit	Proven	460	0.68	0.17	3.1	59.2	10.1	1,767	45	60
		Probable	481	0.63	0.16	2.9	65.8	9.7	1,677	44	70
	Block Cave	Probable	453	0.53	0.17	3.5	33.6	7.7	1,648	51	34
Iron Cap	Block Cave	Probable	224	0.49	0.20	3.6	13.0	3.5	983	26	6
Sulphurets	Open Pit	Probable	304	0.59	0.22	0.8	51.6	5.8	1,495	8	35
Kerr	Open Pit	Probable	276	0.22	0.43	1.0	3.4	2.0	2,586	9	2
Totals		Proven	460	0.68	0.17	3.1	59.2	10.1	1,767	45	60
		Probable	1,738	0.51	0.22	2.5	38.2	28.7	8,388	138	147
		Total	2,198	0.55	0.21	2.6	42.6	38.8	10,155	183	207

Note: The mineral reserves tabulated above are included in the tabulated mineral resources. All mineral reserves stated above account for mining loss dilution.

Mineral reserves are derived from a total undiluted measured plus indicated mineral resource of 49.8 million ounces of gold and 13.6 billion pounds of copper contained in 2.9 billion tonnes at an average grade of 0.54 grams of gold per tonne and 0.21% copper per tonne. Mineral resources which are not mineral reserves do not have demonstrated economic viability. Most of the Deep Kerr and Lower Iron Cap mineral resources are classified as inferred mineral resources and are excluded from the reserves.

Mine Production Plan (2016 PFS Plan)

During the initial 33 years of mine life, the majority of ore is derived from open pits, with the tail end of this period supplemented by the initial development of underground block cave mines. After Year 1 ramp up, ore delivery to the mill during Year 2 to Year 35 is designed to be maintained at an average of 130,000 t/d. After depletion of the open pits, the mill processing rate will be reduced to about 96,000 t/d for 10 additional years, before ramping down to just over 61,000 t/d. The change in throughput matches the production levels from the block cave with appropriate ramp ups and ramp downs applied. The remaining few years use stockpile reclaim to supplement the declining production from the block caves at the end of the mine life.

Ore is mined from Mitchell open pit from Years 1 to 24. Mitchell transitions to block cave mining as the Mitchell pit is mined out. Ore is mined from Sulphurets open pit from Years 1 to 17. Kerr open pit supplements block cave mining from Year 25 to Year 34, and during these years, ore will be transported by an overland conveyor and rope conveyor system starting at the Kerr pit. Mitchell block cave is estimated to have a production ramp-up period of six years, steady state production at 20 Mt/a for 17 years, and then ramp-down production for another 7 years. Iron Cap is estimated to have a production ramp-up period of four years, steady state production at 15 Mt/a for 10 years, and then ramp-down production for another 9 years. The underground pre-production period would be six years, with first underground ore production from Mitchell and Iron Cap in Years 23 and 32, respectively.

All ore will be transported by train from the mine area through the MTT to the Treaty processing plant. The ore transport system will also include:

●	A conveyor through the Sulphurets-Mitchell Conveyor Tunnel (“SMCT”) and a connecting conveyor to transport ore from the Sulphurets pit to an ore stockpile at the Mitchell site.

●	A separate rope conveyor built to connect the Kerr pit to the SMCT conveyor across the Sulphurets Valley. Waste rock from the Kerr open pit is backfilled into the mined out Sulphurets pit. Ore from the Kerr open pit is transferred to the SMCT to deliver ore to the Mitchell pit site. Both the ore and waste rock that are primary crushed at the Kerr site will use the same rope conveyor transport system.

Infrastructure (2016 PFS Plan)

In Figure 2 below, the location of the proposed infrastructure is shown. Site access will be established from three fronts:

●	the 30 km Treaty Creek access road from Highway 37 to the Saddle Area and the Treaty processing plant;

●	the 35 km Coulter Creek access road that extends the Eskay Creek mine road to the Unuk River and on to the Mine Site;

●	the Winter access road from the Granduc mine to the Ted Morris Creek Valley to be used in the first few years of construction.

Copper concentrates produced at the Treaty plant will be transported by contract trucking firms via Highway 37 and 37A to one of the port vendors in Stewart, BC. A concentrate storage building (approximately 100 m by 66 m) will be required. Copper concentrates will be loaded via ship loader and shipped via ocean transport to overseas smelters.

Multiple staging areas will be used in the KSM Project, with the majority of equipment and materials anticipated to be delivered to the Port of Stewart, supplemented by overland freight delivered to Terrace or Stewart.

Figure 2 – KSM Project Layout

Trains will travel through the MTT on a conventional ballasted track structure, be electrically driven by an overhead catenary system, and be controlled by an automated train control system managed from a remote control room without an on-board operator. The trains will transport personnel, freight and fuel and the train staging areas will be accessible by road.

The tunnels will be driven in accordance with the BC Mines Act and Regulations using mechanized drill and blast techniques and will follow the conditions contained within the License of Occupation. The MTT are on the critical path of the construction schedule and have therefore been broken into two segments to allow for concurrent development workplaces resulting in a shorter total tunnel construction period. This will be accomplished with headings at the Treaty Valley, an adit as the saddle of a transecting valley, located 6.1 km from the Treaty portals, and by headings in the Mitchell Valley thus creating six active headings. During construction, rail will be installed in both the North and South tunnels for the future operations rail haulage system; however, only the North Tunnel will be used for hauling tunnel muck during construction.

Electric service for the KSM Project will be from BC Hydro’s Northern Transmission Line (“NTL”) that was completed in 2014 and parallels Highway 37. The NTL provides an economic and reliable source of power at an estimated cost of C$0.062/kWh or US$0.050/kWh.

The new 344 km long, 287 kV, NTL runs from the Skeena Substation on the BC Hydro 500 kV grid near Terrace, BC, to Cranberry Junction, from which point it roughly parallels BC Highway 37 to its terminus at Bob Quinn. A 30 km long, 287 kV transmission extension from the NTL will be constructed, originating at the Treaty Creek Switching Station (BC Hydro designation TCT) and terminating at the Treaty processing plant. This spur line will parallel the Treaty Creek access road in a common corridor. Land tenure for the right-of-way has been obtained. The Treaty Creek Switching Station on the NTL will be approximately 18 km south of Bell II. The KSM Project will take electrical service from the new NTL as a Transmission Service Customer under Schedule 1823 as published in the BC Hydro tariffs.

Seabridge commissioned BC Hydro to carry out a Facilities Study for the KSM Project, following the previously completed BC Hydro System Impact Study. The Facilities Study is the final evaluation required by the utility to define connection costs and terms of electric service. A draft version of the Facilities Study has been issued. Upon the final issue of the study, the parties will be in a position to sign a Facilities Agreement that, in conjunction with the Electricity Supply Agreement (ESA), forms the standard contract for the supply of electric power for a large bulk Transmission Service Customer such as Seabridge. The KSM Project, on the basis of the current application, has priority for service from the new NTL. Currently there is a reservation of 150 megavolt-ampere (“MVA”) for the KSM Project, but an application has been made to increase this to 200 MVA.

Several energy recovery and mini-hydro plants have been included in the KSM Project development plan. These plants generate electric power by making use of facilities already included in the KSM Project and will result in significant net project energy savings.

It was assumed for the Current KSM Report that the KSM Project will be constructed using the engineering, procurement, and construction management (“EPCM”) approach with a management team located at both the Mine Site and the Treaty OPC. The Owner will supply all the temporary construction camps and service contractors to manage daily activities on site.

Mine Site construction begins with the development of the site access roads to the water treatment plant area, WSF, tunnel entrances, Coulter Creek access road, and building locations. Early works material and equipment will be mobilized via the Winter Access Road and the pioneering road along the Coulter Creek access road alignment. Major equipment, general construction materials, and heavy earth moving equipment will be mobilized via the Coulter Creek access road. Construction material and equipment for the plant and tailings management area will be transported using the Treaty Creek access road. Helicopter support is planned to be used prior to Treaty Creek access road pioneering road completion. The construction schedule for both sites is coordinated around the development of the MTT.

Capital Cost Estimate (2016 PFS Plan)

An initial capital cost of US$5.005 billion is estimated for the project. Costs in the Current KSM Report are expressed in US Dollars, unless otherwise stated. Costs have been converted using a fixed currency exchange rate of US$0.80 to CDN$1.00. The expected accuracy range of the capital cost estimate is +25%, -10%. This estimate includes only initial capital, defined as all capital expenditures required to produce concentrate and doré. A summary of the major capital costs is shown in the following table.

Capital Costs (US$ million)

Direct Costs:
Mine Site	1,218
Process	1,336
Tailing Management Facility	441
Environmental	15
On-site Infrastructure	23
Off-site Infrastructure	120
Permanent Electrical Power Supply and Energy Recovery	159
Total Direct Costs	3,311
Indirect Costs:
Construction Indirect Costs	449
Spares	34
Initial Fills	20
Freight and Logistics	99
Commissioning and Start-up	6
Engineering Procurement and Construction Management (EPCM)	231
Vendor’s Assistance	23
Total Indirect Costs	862
Owner’s Cost	160
Contingency	671
TOTAL INITIAL CAPITAL	5,005

This 2016 PFS estimate is prepared with a base date of Q2 2016. The estimate does not include any escalation past this date. Budget quotations were obtained for major equipment. The vendors provided equipment prices, delivery lead times, freight costs to a designated marshalling yard, and spares allowances. The quotations used in this estimate were obtained in Q1/Q2 2016, and are budgetary and non-binding. Pricing for all major equipment is based on budgetary quotations provided by vendors obtained in Q1/Q2 2016. For non-major equipment, pricing is based on in-house data or recent quotes from similar projects.

All equipment and material costs are based on FCA (Free Carrier) Ex-works (Incoterms 2010). Other costs such as spares, taxes, duties, freight, and packaging are covered separately in the indirect costs section of the capital cost estimate.

Sustaining capital costs were also estimated leveraging the same basis of information applied to the initial capital estimate with respect to vendor quotations, labour, and material costs. The sustaining capital costs total US$5.503 billion and consist of:

●	open pit mine development, principally mobile fleet replacement

●	underground mine development at Mitchell and Iron Cap block cave mines

●	process improvements, principally at Mitchell and Treaty OPC, MTT, and SMCT

●	TMF expansions, mainly comprising dam raises and CIL basin expansions

●	permanent electrical power supply and energy recovery systems

●	Project indirect costs, including construction indirects, spares, freight and logistics, EPCM, vendor assistance, and contingency.

Operating Cost Estimate (2016 PFS Plan)

The average operating cost for the KSM Project is estimated at US$12.03/t milled at the nominal process rate of 130,000 t/d or US$12.33/t for the LOM average as shown in the table below. The cost estimates in this table are based upon budget prices in Q1/Q2 2016 or based on the data from the database of the consulting firms involved in the cost estimates. When required, costs in this report have been converted using a three-year average currency exchange rate of CDN$1.00 to US$0.80. The expected accuracy range of the operating cost estimate is +25%/-10%.

The estimates do not include energy recovery credit (approximately US$0.12/t milled LOM) from mini hydropower stations and the cost (approximately US$0.15/t milled LOM) related to Provincial Sales Tax (PST).

LOM Average Unit Operating Costs (US$ Per Tonne Milled)

	At the Rate Nominal Feed of 130,000 t/d				LOM Average
	(US$ M/a)		(US$/t milled)*		(US$/t milled)
Mine
Mining Costs – Mill Feed	190.2	**	4.59	**	4.59
Open Pit – Mill Feed	-		4.40	**	4.40
Block Caving – Mill Feed	-		4.99	**	4.99
Mill
Process	251.1		5.29		5.34
G&A and Site Service
G&A	43.3		0.91		1.03
Site Service	18.9		0.40		0.44
Tailing and Site Water Management
Tailing Dam Management	6.1		0.13		0.13
Selenium Water Treatment	9.4		0.20		0.21
HDS Water Treatment	22.0		0.46		0.53
Mine Site Water Pumping	2.5		0.05		0.06
Total Operating Cost	543.5		12.03		12.33

Notes: * - The estimates, excluding mining operating costs, are based on a mill feed rate of 130,000 t/d; the costs do not reflect higher unit costs late in mine life when the mill feed rates are lower.

** - Mining operating costs are LOM average unit costs calculated by total LOM operating costs divided by LOM process tonnages; mining operating costs exclude mine pre-production costs. The annual cost is the LOM average cost.

Power will be supplied by BC Hydro at an average cost of C$0.062/kWh or US$0.050/kWh at the plant 25 kV bus bars, based on the BC Hydro credits for energy conservation by use of HPGR and similar, and the cost of “peaking” power to avoid a BC Hydro contract demand of over 150 MVA. Process power consumption estimates are based on the Bond work index equation for specific grinding energy consumption and estimated equipment load power draws for the rest of the process equipment. The power cost for the mining section is included in the mining operating costs. Power costs for site services, water treatment plants, TMF seepage water pumping, and the Mine Site water pumping are included in their area costs separately.

The estimated electrical power costs are based on the 2016 BC Hydro Tariff 1823 – Transmission Service Stepped Rate and Schedule 1901 – Deferred Account Rate Rider. The electrical power costs also account for local system losses and include 7% PST, which is not treated as an Input Tax Credit (“ITC”). The rates take advantage of the implementation of BC Hydro-approved energy conservation measures in the plant design phase, including the HPGR circuit, which will greatly reduce the costlier Tier 2 power in the BC Hydro stepped-rate Schedule 1823. The 5% Goods and Services Tax (GST) is not included in the power rates as it is an ITC.

The operating costs are defined as the direct operating costs including mining, processing, tailing storage, water treatment, and G&A. The hydropower credit from recovered hydro-energy during mining operations is not accounted for directly against operating cost estimate, but is included in the economic financial analysis. Sustaining capital costs including all capital expenditures after the process plant has first been put into production are excluded from the operating cost estimate.

Economic Evaluation (2016 PFS Plan)

The economic evaluation was prepared on both a pre-tax financial and a post-tax financial model.

Metal revenues projected in the KSM Project cash flow models were based on the average metal production values as follows:

	Years 1 to 7	Life of Mine
Total Tonnes to Mill (000s)	323,000	2,199,000
Annual Tonnes to Mill (000s)	46,100	41,500
Average Grades
Gold (g/t)	0.82	0.55
Copper (%)	0.24	0.21
Silver (g/t)	2.8	2.6
Molybdenum (ppm)	48	43
Total Production
Gold (000s oz)	6,530	28,600
Copper (000s lb)	1,435,000	8,270,000
Silver (000s oz)	18,200	114,700
Molybdenum (000s lb)	11,200	62,100
Average Annual Production
Gold (000s oz)	933	540
Copper (000s lb)	205,000	156,000
Silver (000s oz)	2,600	2,160
Molybdenum (000s lb)	1,590	1,170

A cash flow analysis was prepared using four metals price scenarios. In the base case scenario, the three- year trailing average (as of July 31, 2016) prices for gold, copper, silver and molybdenum were used, consistent with industry standard and in compliance with the guidance of the United States Securities and Exchange Commission and NI 43-101. In addition to the base case, three metal price/exchange rate scenarios were also developed: the first uses the metal prices and exchange rate used in mine optimization and design (2016 Design Case); the second uses the spot metal prices and closing exchange rate on July 1, 2016 (Recent Spot Price Case); the third uses higher metal prices to indicate upside potential (Alternate Case). The input parameters and results of all four scenarios on a pre- and post-tax basis can be found in the following table.

Summary of the Pre- and Post-Tax Economic Evaluations (2016 PFS Plan)

	Unit	Base Case	2016 Design Case	Recent Spot Price Case	Alternate Case
Metal Price
Gold	US$/oz	1,230.00	1,200.00	1,350.00	1,500.00
Copper	US$/lb	2.75	2.70	2.20	3.00
Silver	US$/oz	17.75	17.50	20.00	25.00
Molybdenum	US$/lb	8.49	9.70	7.00	10.00
Exchange Rate	US:Cdn	0.80	0.83	0.77	0.80
Pre-Tax Economic Results
NPV (at 0%)*	US$ M	15,933	13,727	16,101	26,319
NPV (at 3%)	US$ M	6,217	5,128	6,461	11,138
NPV (at 5%)	US$ M	3,263	2,510	3,507	6,541
NPV (at 8%)	US$ M	960	475	1,175	2,928
IRR	%	10.4	9.2	11.1	14.6
Payback	Years	6.0	6.5	5.6	4.1
Cash Cost/oz Au**	US$/oz	277	311	404	183
Total Cost/oz Au**	US$/oz	673	720	787	580
Post-Tax Economic Results
NPV (at 0%)*	US$ M	9,983	8,537	10,109	16,721
NPV (at 3%)	US$ M	3,513	2,789	3,691	6,696
NPV (at 5%)	US$ M	1,539	1,028	1,718	3,663
NPV (at 8%)	US$ M	-2	-343	161	1,282
IRR	%	8.0	7.0	8.5	11.4
Payback	Years	6.8	7.4	6.4	4.9

* undiscounted cash flow
** net of by-product

Sensitivity analyses were carried out on gold, copper, silver, and molybdenum metal prices, exchange rate, capital expenditure and operating costs. The analyses are presented in the Current KSM Report graphically as financial outcomes in terms of pre-tax NPV, IRR and payback period. The KSM Project NPV is most sensitive to gold price and exchange rate followed by operating costs, copper price and capital costs. The IRR is most sensitive to exchange rate, capital costs and gold price followed by operating costs and copper price. The payback period is most sensitive to gold price and exchange rate followed by capital costs, copper price and operating costs. Since the majority of costs are in Canadian dollars and the economic analysis is developed in American dollars, a significant increase in the exchange rate by 30% will result in a significant increase in the costs when converted to American dollars and this leads to sharp increase in the payback period. Also, when gold price decreases by 30%, the revenue side decreases significantly and this results in sharp increase in the payback period. Financial outcomes are relatively insensitive to silver and molybdenum prices.

Recommendations

2016 PFS Plan Recommendations

The key recommendations for advance studies emanating from the 2016 PFS focus on improving both open pit and underground mine design through additional drilling and testing; water related topics to further refine the inputs and results of site wide water balance analyses from the construction period through closure; and tunnels to develop more design-specific information to assist in reducing Project and operational risk and associated construction and operating costs. Other recommendations address data collection needs for RSFs, ore transportation, TMF, metallurgical testing, and process engineering.

Future Development Activity

The Company plans to continue to pursue a joint venture or sale of the KSM Project. Since it does not intend to build or operate the KSM Project and the KSM Project includes multiple deposits and provides a joint venture partner (or purchaser) significant flexibility in the design of the KSM Project in accordance with its priorities and risk tolerance, the Company believes that it does not make sense for it to start into preparing a feasibility study on the KSM Project on its own. The Current KSM Report includes recommendations on additional work that could be completed to advance the KSM Project, including budget estimates. The work that a joint venture partner might choose to complete might include some or all of this recommended work and might include significantly more work, and so the timing and cost for a joint venture partner to conclude the recommended work or a feasibility study is impossible to predict. Since a transaction to form a KSM joint venture, or a sale of the KSM Project, could be concluded in less than a year, the Company plans its work to advance the KSM Project on an annual basis. When the results of one year’s work have been received and reviewed, planning for the next year begins. When planning its programs, the Company will consider the recommended work in the Current KSM Report, but the Company will decide work based on its priorities, the results of its advancement work and the items it believes are best left for a joint venture partner to decide, and the timing and cost of performing this work are difficult to predict. Certain data collection work and studies that are likely required regardless of the ultimate KSM Project design and steps towards satisfying conditions in its environmental assessment certificate have been undertaken and work on them is likely to continue. Plans for each year are typically announced in the second quarter of the year and budgets are established before that time.

Courageous Lake Project

The Courageous Lake Project is a gold project located approximately 240 kilometers northeast of Yellowknife in the Northwest Territories, Canada. The property is comprised of 61 federal mining leases, 26 federal mining claims and one optioned federal mining lease (Red 25, defined below) having a combined area of 124,189.9 acres. Seabridge has a 100% interest in the project, subject to a 2% NSR on certain portions of the property.

Tetra Tech coordinated the preparation of the technical report entitled “Seabridge Gold Inc. – Courageous Lake Prefeasibility Study” with an effective date of September 5, 2012, as revised and reissued on November 11, 2014 (the “Courageous Lake Report”) in respect of the Courageous Lake Project. The Courageous Lake Report is available under the Company’s profile at www.sedar.com.

Iskut Project

The Iskut Project is located about 20 kilometers from the KSM Project. The land package has undergone intermittent exploration with the majority of the work carried out in the late 1980s and early 1990s. This early work was undertaken by over 30 independent operators and their efforts have highlighted numerous targets which have seen little to no follow up work in the past 20 years. SnipGold completed a resource estimate for the Bronson Slope Porphyry Deposit on the Iskut property in 2010. The Iskut Project includes the Johnny Mountain Mine site, which is now closed, and is adjacent to the Snip Mine.

Exploration activities by Seabridge at the Iskut Project are being conducted under the supervision of William E. Threlkeld, Registered Professional Geologist, Senior Vice President of the Company.

Snowstorm Project

The Snowstorm project is located in Humboldt County, Nevada and is comprised of 977 mining claims and 11,340 acres of land holdings strategically located at the projected intersection of three of the most important gold trends in Northern Nevada: the Carlin Trend, the Getchell Trend and the Northern Nevada Rift Zone (the “Snowstorm Project”). Snowstorm is contiguous and on strike with several large, successful gold producers including the Getchell/Turquoise Ridge Joint Venture operated by Barrick Gold, Newmont Mining’s Twin Creeks and Hecla Mining’s Midas operations. The project was purchased in early 2017 with an extensive package of data generated by previous operators over ten years. The Company’s first drill program at the Snowstorm Project was undertaken in 2019, identifying the favourable stratigraphic host for a Getchell-style deposit as well as structures similar to those which fed the deposits to the south.

Recent Developments

On March 11, 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization, which has caused significant financial market and social dislocation. In response, the Company has implemented measures to safeguard the health and well-being of its employees, contractors, consultants and community members to ensure their safety. Many of the Company’s employees worked from home before the pandemic, but its employees that worked in one of its offices have worked from home during periods of lockdown. The Company has reduced the scope of the work programs at its projects that it had originally planned for 2020 in order to observe social distancing and implement preventative actions at exploration camps. These measures limit the number of personnel accommodated at remote camps and, therefore, the amount of work that can be completed. Management is confident that further reductions in scope of exploration work will be minimal in 2020. The Company has continued to move forward with its development work at the KSM Project and is undertaking its planned exploration programs at the Istuk Project and Snowstorm Project, however its reclamation work at the old Johnny Mountain mine within its Iskut Project has been deferred. In addition, the Company’s engagement with potential joint venture partners or potential acquirors for the KSM Project or the Courageous Lake Project has slowed as major mining companies have focused on addressing the needs of their existing operations as a result of the pandemic.

The Company continues to have full access to its properties in Canada and the United States and has managed to adequately staff its remote camps for planned programs. The Company has not experienced problems with obtaining the supplies needed for its work programs. The Company has instituted and will continue to implement operational and monitoring protocols to ensure the health and safety of its employees and stakeholders, which follow the advice of local governments and health authorities where it operates. The Company plans work programs on an annual basis and adjusts its plans to the conditions it faces for funding and executing programs as it plans and operates its work programs. It expects to be able to continue operating on this basis going forward, although it may need to expand its camp capacity in order to advance development at its KSM Project in a timely manner.

While at this point the Company cannot reasonably estimate the impact of COVID-19 on potential operations, to date, the COVID-19 crisis has not materially impacted the Company’s operations. With the increase in the price of gold since the start of the pandemic, the Company has enjoyed favourable capital markets and has continued to raise funds under its at-the-market offering of common shares and its financial condition has not being adversely impacted by the pandemic. As a company without revenue from operations, its financial performance has not been impacted by the pandemic. The Company will continue to monitor developments of the pandemic and continuously assess the pandemic’s potential further impact on the Company’s operations and business.

See “Risk Factors” for additional details on the impacts of the COVID-19 pandemic on the Company.

RISK FACTORS

Investing in the Common Shares is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The principal risk factors to which the Company business and its Common Shares are subject are presented in detail in the 2019 AIF. The following is an abbreviated list of risk factors. These risk factors, as well as risks currently unknown to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause investors to lose part or all of their investment. Before deciding to invest in any Common Shares, investors should carefully consider the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

Risks Relating to the Common Shares and the Offering

The trading price for the Company’s securities is volatile.

The market prices for the securities of mining companies, including the Company, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of Seabridge’s business, certain factors such as the Company’s announcements and the public’s reaction, operating performance and the performance of competitors and other similar companies, fluctuations in the market prices of the Company’s resources, government regulations, changes in earnings estimates or recommendations by research analysts who track Seabridge’s securities or securities of other companies in the resource sector, general market conditions, announcements relating to litigation, the arrival or departure of key personnel and the factors listed under the heading “Cautionary Note Regarding Forward-Looking Statements” can have an adverse impact on the market price of the Common Shares. For example, since January 1, 2020, the closing price of the Common Shares on the TSX has ranged from a low of $7.37 to a high of $28.48 and on the NYSE has ranged from a low of US$5.25 to a high of US$21.86.

Any negative change in the public’s perception of the Company’s prospects could cause the price of the Company’s securities, including the price of the Common Shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of mining companies in general could depress the price of Seabridge’s securities, including the price of the Common Shares, regardless of the Company’s results. Following declines in the market price of a company’s securities, securities class-action litigation is often instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of Seabridge’s management’s attention and resources.

Sales of a significant number of Common Shares in the public markets, or the perception of such sales, could depress the market price of the Common Shares.

Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Company or its significant shareholders could depress the market price of the Common Shares and impair Seabridge’s ability to raise capital through the sale of additional equity securities. Seabridge cannot predict the effect that future sales of the Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity which the Company expects to occur involving the Common Shares.

The Company has a history of net losses and negative cash flows from operations and expects losses and negative cash flows from operations to continue for the foreseeable future.

The Company has a history of net losses and negative cash flows from operations and the Company expects to incur net losses and negative cash flows from operations for the foreseeable future. As of December 31, 2019, the Company’s deficit totaled approximately $136 million. None of the Company’s properties has advanced to the commercial production stage and the Company has no history of earnings or positive cash flow from operations.

The Company expects to continue to incur net losses unless and until such time as one or more of its projects enters into commercial production and generates sufficient revenues to fund continuing operations or until such time as the Company is able to offset its expenses against the sale of one or more of its projects, if applicable. The development of the Company’s projects to achieve production will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred and the execution of any sale or joint venture agreements with strategic partners, some of which are beyond the Company’s control. There is no assurance that the Company will be profitable in the future.

The Company has discretion concerning the use of cash resources, including the net proceeds of the Offering, as well as the timing of expenditures.

The Company has discretion concerning the application of cash resources and the timing of expenditures and shareholders may not agree with the manner in which the Company elects to allocate and spend cash resources. The results and the effectiveness of the application of cash resources are uncertain. The failure by the Company to apply cash resources effectively could have a material adverse effect on the business of the Company. Management of the Company will have discretion with respect to the use of the net proceeds from the Offering and investors will be relying on the judgment of management regarding the application of these proceeds. Management of the Company could spend most of the net proceeds from the Offering in ways that the Company’s security holders may not desire or that do not yield a favourable return. Prospective investors will not have the opportunity, as part of their investment in the Common Shares, to influence the manner in which the net proceeds of the Offering are used. At the date of this Prospectus, the Company intends to use the net proceeds from the Offering as indicated in the discussion under “Use of Proceeds”. However, the Company’s needs may change as the business of the Company evolves and the Company may have to allocate the net proceeds differently than as indicated in the discussion under “Use of Proceeds”. As a result, the proceeds that the Company receives in the Offering may be used in a manner significantly different from the Company’s current expectations.

The Company may be negatively affected by an outbreak of the COVID-19 pandemic and the impacts from the reaction to, and measures taken to address, the spread of the COVID-19 virus.

The COVID-19 pandemic has caused, and is expected to continue to cause, disruptions in regional economies and the world economy and financial and commodity markets in general. The transmission of COVID-19 and efforts to contain its spread have resulted in international, national and local border closings, travel restrictions, significant disruptions to business operations, supply chains and customer activity and demand, service cancellations, workforce reductions and other changes, significant challenges in healthcare service provision and delivery, mandated closures and quarantines, as well as considerable general concern and uncertainty, all of which have negatively affected the economic environment and may in the future have further and larger impacts. The full extent of the impact of the pandemic on the economy and commodity prices, including gold and silver prices, is not known at this time and it is not known what measures will be implemented by governmental authorities in the future and how long these measures, or the measures currently in effect, will be in place.

To date, the COVID-19 crisis has not materially impacted the Company’s operations, financial condition or financial performance. The Company’s development work at the KSM Project and exploration programs at the Iskut Project and the Snowstorm Project have continued throughout the COVID-19 pandemic, although on a smaller scale than originally planned. Due to the mitigation of the further spread of COVID-19 and social distancing measures at exploration camps, the Company has had to reduce the number of people accommodated at the camps at its projects and therefore the scope of the field work it had planned. 2020 field programs are close to complete at the KSM Project and the Iskut Project and planning of 2021 work will not occur until early 2021 and it is difficult to predict how COVID-19 will impact plans for 2021 at that time. The 2020 exploration program at the Snowfield Project is underway and is expected to be completed, however it is uncertain whether new COVID-19 related requirements may be imposed and how they might impact program execution. Although the Company has not had any outbreaks, if there is an outbreak of COVID-19 cases at the Company’s mineral properties or amongst the Company’s employees or contractors, the Company may be required, or may voluntarily, cease, curtail or otherwise limit its exploration and other business activities, which would impact the Company’s business plans and timelines and could have an adverse impact on, among other things, the Company’s relationship with suppliers, employees and contractors. Conducting work at the Company’s mineral projects is limited to seasonal work due to weather conditions at certain times of the year and delays in completing work programs may result in the uncompleted work having to be done the following season.

Additionally, COVID-19 has disrupted the capital markets world-wide and commodity prices, including gold prices. Although COVID-19 has not had a material impact on the Company’s capital raising ability, the Company may be unable to complete future capital raising transactions if continued concerns relating to COVID-19 cause further significant market disruptions, restrict travel, limit the ability to have meetings with potential investors or the market for the Company’s securities does not stabilize in a timely manner.

Due to COVID-19, the interest of potential joint venture partners for or acquirors of the KSM Project or the Courageous Lake Project in pursuing a joint venture or acquisition transaction has decreased as companies in the mining sector have focused on the needs of their existing operations due to the uncertainty caused by the pandemic. The opportunity for joint ventures or acquisitions related to the KSM Project and the Courageous Lake Project may continue to decrease should the conditions impacting mining companies due to the COVID-19 pandemic persist or worsen.

While the impact of the COVID-19 pandemic is not expected to last indefinitely, the circumstances relating to the pandemic are dynamic and its impacts on the Company’s business operations cannot be reasonably estimated at this time. As COVID-19 continues to spread and significantly impact the global economies, the Company may face increased liquidity risks or difficulty sourcing supplies needed for field work as the result of prolonged negative economic conditions and difficult markets for raising capital. At this point, the extent to which COVID-19 will or may impact the Company is uncertain and these factors are beyond the Company’s control. However, it is likely that any future outbreaks of COVID-19, particularly if there are any increased cases in areas where the Company operates, may have a material adverse effect on the Company’s operations, financial condition, cash flows and financial performance.

The Company will continue to enforce its work from home policy where possible as the Company continues to operate effectively whilst working remotely. The Company will continue to monitor developments of the pandemic and continuously assess the pandemic’s potential further impact on the Company’s operations and business.

The Company believes that it may be classified as a “passive foreign investment company” for the current taxable year, which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors.

The Company believes that it was classified as a passive foreign investment company (“PFIC”) for the taxable year ending December 31, 2019 and expects that it may be classified as a PFIC for the current taxable year and in future taxable years. If the Company is classified as a PFIC for any taxable year during which a U.S. Holder (as defined under “Certain Income Tax Considerations for U.S. Holders—Material United States Federal Income Tax Considerations”) holds the Common Shares, it would likely result in adverse U.S. federal income tax consequences for such U.S. Holder. The adverse consequences of the PFIC regime may be mitigated if a U.S. Holder is able to make a “qualified electing fund” election or a “mark-to-market” election. The Company has made available and expects to continue to make available the information necessary for a U.S. Holder to make and maintain a QEF election. U.S. Holders should carefully read “Certain Income Tax Considerations for U.S. Holders – Material United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations” for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being classified as a PFIC for U.S. federal income tax purposes.

The Company has been reassessed by the Canada Revenue Agency (the “CRA”) for expenditures it claims qualified for refunds under the British Columbia Mining Exploration Tax Credit (“BCMETC”) legislation and it will need to return some refunded money or challenge the reassessments in court and may not be successful in full.

For the tax years 2010 and 2011 the Company received refunds of qualifying exploration expenditures under the BCMETC legislation of $8.5 million. The CRA has audited and reassessed the Company in respect of such expenditures and has demanded that the Company return $3.2 million of the amounts refunded. The Company disagrees with the CRA’s decision and has commenced a legal action challenging the CRA’s reassessment. The outcome of its challenge is uncertain. There is a risk that if the reassessment is upheld the Company may be required to return money refunded to it by the CRA. However, the Company’s financial position would not be impacted since the CRA already holds the full amount of the funds at issue.

The Company has spent the proceeds of the issuance of flow-through shares on expenditures it believes to be Canadian exploration expenses (“CEE”) and renounced such expenditures to investors in flow-through shares, but the CRA has advised it is going to reduce the amounts of CEE renounced. The Company intends to challenge the CRA’s conclusions but there is a risk the Company could be liable for additional Part Xll.6 Tax assessed to it and could thus be liable to indemnify the investors for their re-assessed tax.

The CRA has advised that it is going to reduce the amount of expenditures renounced as CEE by the Company in the three years ended December 31, 2016, December 31, 2015 and December 31, 2014 by approximately $19.6 million. The Company is challenging the CRA’s re-assessment vigorously and, if necessary, will proceed to litigation on the issue. Although the Company believes it will ultimately prevail on the merits, if the Company is not successful in its challenge, there is a risk the Company could be subject to additional tax and be liable to indemnify investors whose tax liabilities increase under reassessments of amounts renounced as ineligible. The amount of such potential liability has been estimated to be approximately $2.3 million of additional tax for the Company and $11.8 million to indemnify investors, excluding interest that accrues on such amounts.

USE OF PROCEEDS

Unless otherwise specified in the Prospectus Supplement, the net proceeds of any offering of Securities under a Prospectus Supplement will be used for general corporate purposes, including funding future exploration and development work on the Company’s mineral properties. In its most recently completed financial year, the Company had negative cash flow from operating activities. The Company has no cash flow from operating activities and likely will allocate all of the net proceeds of any offering of Securities under a Prospectus Supplement in order to fund negative cash flow from operating activities in future periods. More detailed information regarding the use of proceeds from a sale of Securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

The Company disclosed it would use the $14,100,000 in proceeds of the private placement it closed on April 16, 2020 to cover potential tax liabilities stemming from re-assessments of its Canadian Exploration Expenses by the CRA as disclosed in the Company’s financial statements. The Company has received its re-assessment from CRA and will use $1.1 million of the proceeds of the private placement to deposit with CRA one half of the additional taxes and penalties CRA claims are owed to it by the Company in order to commence an appeal of the CRA re-assessment. The individual subscribers to the private placement have been advised that the Company will pay CRA the amount of tax that they are re-assessed by CRA as a result of the re-assessment of the Canadian Exploration Expenses claimed by the Company after being presented with a subscriber’s Notice of Re-Assessment. However, the Company has not yet received Notices of Re-Assessment from such subscribers and, therefore, continues to hold the balance of the proceeds for such purpose.

PRIOR SALES

Prior sales of Common Shares and securities convertible or exchangeable into Common Shares will be provided as required in a Prospectus Supplement with respect to the issuance of securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX under the symbol “SEA” and the NYSE under the symbol “SA”. The following table sets forth, for the 12 month period prior to the date of this Prospectus, details of the trading prices and volume on a monthly basis of the Common Shares on the TSX and NYSE, respectively:

	Toronto Stock Exchange			NYSE
Period	Volume	High (CDN$)	Low (CDN$)	Volume	High (US$)	Low (US$)
2019
November	1,141,275	17.51	15.67	5,274,716	13.06	11.83
December	1,440,191	18.24	16.46	7,088,614	14.00	12.44
2020
January	1,549,866	18.79	16.32	7,465,585	14.31	12.45
February	1,589,400	18.80	12.99	8,491,854	14.15	9.65
March	5,071,373	16.38	7.37	20,493,704	11.68	5.25
April	3,285,095	20.10	12.70	17,284,494	14.47	8.99
May	2,186,833	23.10	19.03	12,306,880	16.67	13.51
June	2,056,963	23.94	19.24	10,577,164	17.62	14.08
July	1,928,535	27.38	23.48	9,842,033	20.44	17.00
August	2,143,246	27.50	22.56	8,845,631	20.73	17.02
September	2,087,554	26.71	23.26	6,896,826	20.23	17.28
October	1,147,670	26.50	24.25	5,004,975	20.05	18.28
November	1,971,058	28.48	23.12	8,536,191	21.86	17.71
December 1	102,352	25.42	24.31	423,064	19.64	18.76

On December 1, 2020, the closing prices of the Common Shares on the TSX and NYSE were CDN$25.32 and US$19.54 per Common Share, respectively.

DIVIDEND POLICY

The Company has not paid any dividends since incorporation. Payment of dividends in the future is dependent upon the earnings and financial condition of the Company and other factors which the directors may deem appropriate at the time.

CONSOLIDATED CAPITALIZATION

As of the date of this Prospectus, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since September 30, 2020, the date of our most recently filed interim consolidated financial statements for the three and nine months ended September 30, 2020.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of preferred shares in the capital of the Company, issuable in series. As of the date of this Prospectus, 67,047,759 Shares were issued and outstanding and no preferred shares were issued and outstanding.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the Board may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company. The Common Shares carry no pre-emptive or conversion rights.

Preferred Shares

The directors of the Company are authorized to create series of Preferred Shares in such number and having such rights and restrictions with respect to dividends, rights of redemption, conversion or repurchase and voting rights as may be determined by the directors, and such Preferred Shares shall have priority over the Common Shares with respect to the property and assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

Common Shares

The Company may offer Common Shares from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Common Shares the Company may offer. Each time the Company offers Common Shares, the specific amounts, prices and other important terms of the securities will be described in the applicable Prospectus Supplement, including, to the extent applicable:

●	designation or classification;

●	aggregate offering price;

●	original issue discount, if any;

●	redemption, conversion or exchange terms, if any;

●	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

●	restrictive covenants, if any; and

●	voting or other rights, if any.

For more information, see “Description of Share Capital – Common Shares”.

Warrants

This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus. The Company may issue Warrants independently or together with other securities, and Warrants sold with other securities may be attached to or separate from such other securities. Warrants may be issued under one or more warrant indentures or warrant agency agreements between the Company and one or more banks or trust companies acting as warrant agent.

The Company will not offer Warrants pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Warrants so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

●	the aggregate number of Warrants being offered;

●	the price at which the Warrants will be offered;

●	the date or dates on which the Warrants may be exercised;

●	the number of Common Shares that may be purchased upon the exercise of each Warrant;

●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

●	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of securities issuable upon exercise of the Warrants, (ii) the exercise price of the Warrants and (iii) the term of the Warrants;

●	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

●	whether the Warrants will be listed on any exchange;

●	material Canadian federal income tax consequences of purchasing the Warrants; and

●	any other material terms or conditions of the Warrants.

The statements made in this Prospectus relating to any Warrants to be issued under this Prospectus, or the warrant indenture or warrant agreement, if applicable, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Warrants and any applicable warrant indenture or warrant agreement. Prospective investors should refer to the terms of specific Warrants being offered, including any applicable warrant indenture or warrant agreement.

The terms and conditions of any Warrants offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Units

In addition to issuing Common Shares or Warrants pursuant to this Prospectus, the Company may also issue Units comprised of both Common Shares and Warrants. Each Unit will be issued so that the purchaser of a Unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, pursuant to which Units are issued may provide that the Common Shares and Warrants included in a Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Company will not offer Units pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Units so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Units will be offered for sale. A Prospectus Supplement in respect of any Units issued under this Prospectus will include the following, where applicable:

●	the aggregate number of Units being offered;

●	the price at which the Units will be offered;

●	the number of Common Shares and Warrants included in each Unit;

●	the terms of the Warrants included in the Units;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units;

●	whether and under what circumstances the Common Shares and Warrants included in the Units may be held or transferred separately;

●	whether the Units will be issued in fully registered or global form;

●	material United States and Canadian federal income tax consequences of purchasing the Units; and

●	any other material terms or conditions of the Units.

If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Unit agreement describing the terms and conditions of such Units that the Company is offering before the issuance of such Units.

The statements made in this Prospectus relating to any Units to be issued under this Prospectus, or the applicable unit agreement, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Units and the applicable unit agreement. Prospective investors should refer to the terms of specific Units being offered, including the applicable unit agreement.

The terms and conditions of any Units offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Subscription Receipts

This section describes the general terms that will apply to any Subscription Receipts issued pursuant to this Prospectus. Subscription Receipts issued under this Prospectus will generally be exchangeable for Common Shares, Warrants or Units, without payment of any additional consideration, upon the occurrence of certain events or the satisfaction of certain conditions. The Company may issue Subscription Receipts independently or together with other securities, and Subscription Receipts sold with other securities may be attached to or separate from such other securities. Subscription Receipts will generally be issued under a subscription receipt agreement between the Company and a trust company acting as escrow agent.

The Company will not offer Subscription Receipts pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Subscription Receipts so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Subscription Receipts will be offered for sale.

In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such Subscription Receipts.

A Prospectus Supplement in respect of any Subscription Receipts issued under this Prospectus will include the following, where applicable:

●	the aggregate number of Subscription Receipts being offered;

●	the price at which the Subscription Receipts will be offered;

●	the number and class of securities issuable in exchange for the Subscription Receipts;

●	the terms and number of securities issuable in exchange for the Subscription Receipts;

●	the conditions that must be satisfied before the Subscription Receipts are exchanged for Common Shares or other securities of the Company;

●	the procedures and mechanics for the exchange of the Subscription Receipts into Common Shares or other securities of the Company;

●	material United States and Canadian federal income tax consequences of purchasing the Subscription Receipts; and

●	any other material terms or conditions of the Subscription Receipts.

The statements made in this Prospectus relating to any Subscription Receipts to be issued under this Prospectus, or the applicable subscription receipt agreement, are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Subscription Receipts and the applicable subscription receipt agreement. Prospective investors should refer to the terms of specific Subscription Receipts being offered, including the applicable subscription receipt agreement.

The terms and conditions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above, and may be subject to or contain any or all of the terms described above.

Debt Securities

This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. We may issue Debt Securities independently or together with other securities, and Debt Securities sold with other securities may be attached to or separate from such other securities. Debt Securities will generally be issued under one or more trust indentures between the Company and one or more banks or trust companies acting as trustee.

The Company will not offer Debt Securities pursuant to this Prospectus unless a Prospectus Supplement containing the specific terms of the Debt Securities so offered is filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Debt Securities will be offered for sale. A Prospectus Supplement, in respect of any Debt Securities issued under this Prospectus, will include the following, where applicable:

●	the aggregate principal amount of Debt Securities being offered and the offering price;

●	the denomination and currency in which the Debt Securities will be offered;

●	the date or dates on which the Debt Securities will mature and the portion of the outstanding principal payable upon maturity;

●	the rate or rates at which the Debt Securities will bear interest, the date or dates on which such interest will begin to accrue and be payable and the record dates for any such interest;

●	the circumstances that will constitute an “event of default” under the Debt Securities and the consequences of an event of default under the Debt Securities;

●	the terms and conditions upon which the Company may be required to redeem, repay or repurchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

●	the terms and conditions upon which the Company may be permitted to redeem the Debt Securities, in whole or in part, at its option;

●	the terms, if any, upon which the Debt Securities may be converted into or exchanged for Common Shares or other securities of the Company;

●	whether the Debt Securities will be senior debt or subordinated to other indebtedness of the Company;

●	the terms, if any, upon which the Company may be permitted or restricted from the issuance of additional securities, the incurring of additional indebtedness or subject to other material negative covenants;

●	whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary of the global securities;

●	whether the Debt Securities will be listed on any exchange;

●	material United States and Canadian federal income tax consequences of purchasing the Debt Securities; and

●	any other material terms or conditions of the Debt Securities.

The statements made in this Prospectus relating to any Debt Securities to be issued under this Prospectus or the applicable trust indenture are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Debt Securities and any applicable trust indenture. Prospective investors should refer to the terms of specific Debt Securities being offered, including the applicable trust indenture.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be “at the market distributions” as defined in NI 44-102, including sales made directly on the TSX, the NYSE or other existing markets for the Securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the Securities purchased pursuant thereto.

The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities to which a Prospectus Supplement pertains, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.

In connection with any offering of Securities, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of the Securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company’s general funds. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. In connection with any underwritten offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors of acquiring, holding and disposing of Securities.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s auditors are KPMG LLP, Chartered Professional Accountants, of Suite 4600, 333 Bay Street, Toronto, Ontario, Canada. KPMG LLP has reported that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant US professional and regulatory standards.

The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc. at its principal office at 100 University Ave., 9th Floor, Toronto, Ontario, Canada M5J 2Y1 and co-transfer points at 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and Computershare Trust Company, N.A., at 350 Indiana Street, Suite 800, Golden, Colorado, USA 80401.

LEGAL MATTERS

Unless otherwise specified in an applicable Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by DuMoulin Black LLP, with respect to Canadian legal matters, and by Carter Ledyard & Millburn LLP with respect to United States legal matters.

BANKRUPTCIES, PENALTIES OR SANCTIONS

Except as disclosed below, none of the Company’s directors, executive officers or a shareholder holding a sufficient number of securities to affect materially the control of the Company:

(a)	is, as at the date of this Prospectus, or has been within the 10 years before the date of this Prospectus, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)	has, within the 10 years before the date of this Prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

(c)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(d)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Gedex Systems Inc. (“Gedex”), a Canadian private company of which Rudi P. Fronk and Eliseo Gonzalez-Urien were non-executive chairman and a director, respectively, was subject to an application made by FCMI Parent Co. to commence proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in respect of Gedex, among others, pursuant to an Initial Order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated August 12, 2019. The Court subsequently granted a CCAA Termination Order on December 5, 2019 pursuant to which the Court approved the termination of the CCAA proceedings effective at the date and time on which Zeifman Partners Inc, as monitor (the “Monitor”) filed a Discharge Certificate with the Court. On December 23, 2019, the Monitor filed the Discharge Certificate (a copy of which is attached) with the Court.

Nautilus Minerals Inc. (“Nautilus”), a Canadian reporting issuer of which Jay Layman was a non-executive director, filed for and was granted creditor protection under the CCAA. Mr. Layman and the other independent directors of Nautilus resigned on March 29, 2019 prior to Nautilus being delisted from the TSX on April 3, 2019. By order made August 13, 2019, the Supreme Court of British Columbia sanctioned and approved a plan of compromise, arrangement and reorganization dated July 23, 2019 pursuant to which Deep Sea Mining Finance Ltd., as buyer, acquired certain assets from Nautilus.

INTEREST OF EXPERTS

Names of Experts

The following are the names of each person or company who has prepared or certified a statement, report or opinion relating to the Company’s mineral properties described or included in this Prospectus, including in a document incorporated by reference in this Prospectus, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company.

With respect to the Current KSM Report, the following experts are named and their responsibilities are as follows:

●	Tetra Tech Inc., under the direction of Hassan Ghaffari, P.Eng. (overall report preparation, winter access road, infrastructure, capital costs (except for open pit mining, underground mining, permanent electrical power supply and distribution, energy recovery, NTL contribution and MTDT mini hydro generation station costs), economic analysis and construction critical path), Jianhui (John) Huang, Ph.D., P.Eng. (mineral processing and metallurgical testing, recovery methods, market studies and contracts, operating costs (excluding open pit and underground mining costs) and metallurgical performance and process)

●	Moose Mountain Technical Services under the direction of James Gray, P.Eng. (open pit mining, MTT, rail systems and infrastructure tunnels)

●	W.N. Brazier Associates Inc. under the direction of Neil Brazier, P.Eng. (power supply, distribution and utilization)

●	ERM Consultants Canada Ltd. under the direction of Rolf Schmitt, P. Geo. (environmental matters and water management (water balance, temporary water treatment plants and geochemistry database))

●	Klohn Crippen Berger Ltd. under the direction of Graham Parkinson, P.Geo. (water management)

●	Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG (mineral resources and drilling)

●	Golder Associates Ltd. under the direction of Ross Hammett, Ph.D., P.Eng. (underground mining)

●	BGC Engineering Inc. under the direction of Derrek Kinakin, P.Geo. (pit slopes and open pit slopes)

●	McElhanney Consulting Services Ltd. under the direction of Brendon Masson, P.Eng. (permanent and construction access roads and logistics)

●	Wood Canada Ltd. under the direction of Kirk Hanson, P.E. (capital and operating cost estimates, economic analysis and data verification)

With respect to the Courageous Lake Report, the following experts are named and their responsibilities are identified:

●	Tetra Tech Inc., under the direction of Jianhui (John) Huang, Ph. D., P.Eng. (overall report preparation, metallurgical testing review, mineral processing, infrastructures (excluding power supply and airstrip), operating costs (excluding mining operating costs), capital cost estimate and project development plan) and Sabry Abdel Hafez, Ph.D., P.Eng. (financial evaluation)

●	Moose Mountain Technical Services under the direction of James Gray, P.Eng. (mining, mine capital and mine operating costs)

●	W.N. Brazier Associates Inc. under the direction of Neil Brazier, P.Eng. (power generation)

●	ERM Consultants Canada Ltd. under the direction of Pierre Pelletier, P.Eng. (environmental matters)

●	Golder Associates Ltd. under the direction of Albert Victor Chance, P.Eng. (open pit slope stability)

●	Tetra Tech EBA Inc. under the direction of Nigel Goldup, P.Eng. (tailings, surface water management and waste rock storage facilities, and surficial geology) and Kevin Jones P.Eng. (airstrip upgrade)

●	SRK Consulting (Canada) Inc., under the direction of Stephen Day, M.Sc., P.Geo. (metal leaching and acid rock drainage)

●	Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG (mineral resources)

William Threlkeld, P.Geo., the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, is named as having prepared or supervised the preparation of technical information in respect of exploration programs of the Company at both the KSM Project and Courageous Lake Project. Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG is named as having prepared resource estimates for the Walsh lake deposit at the Courageous Lake Project after the date of the Courageous Lake Report.

Each of the persons referenced above is a qualified person as such term is defined in NI 43-101.

Interests of Experts

To Seabridge’s knowledge, none of the companies, firms or persons identified above received or will receive a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and firms beneficially own, directly or indirectly, in the aggregate in relation to each such company or firm, less than one percent of the securities of the Company.

Other than as set out below, none of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or firms is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company.

Mr. Threlkeld, the Senior Vice President, Exploration of the Company, owns 370,597 Common Shares of the Company and options to purchase 130,000 Common Shares at various prices.

ADDITIONAL INFORMATION

Seabridge has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information.

Seabridge is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read and download some of the documents the Company has filed with the SEC’s EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of KPMG LLP; (iii) the consents of the geologists, engineers and other experts named herein; (iv) the consent of DuMoulin Black LLP; and (v) the powers of attorney from certain directors and officers of Seabridge.

ENFORCEABILITY OF CIVIL LIABILITIES

Seabridge is a company organized and existing under the Canada Business Corporations Act and its principal place of business is in Canada. Many of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. Seabridge has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the Company’s directors, officers and experts under the United States federal securities laws or the securities or “blue sky” laws of any state within the United States. The Company’s Canadian counsel, DuMoulin Black LLP, advised the Company that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, DuMoulin Black LLP also advised the Company that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Seabridge has filed with the SEC, concurrently with the filing of the registration statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Seabridge has appointed Corporation Service Company, New York, New York as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC or any civil suit or action brought against or involving the Company in a United States federal court or state court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Certain of the Company’s directors reside outside of Canada, being Rudi P. Fronk, A. Frederick Banfield, Richard Kraus, Eliseo Gonzalez-Urien, Jay Layman and Melanie Miller. Each of such directors has appointed Seabridge, 400 - 106 Front Street East, Toronto, Ontario, M5A 1E1 as their agent for service of process.

Each of (a) William Threlkeld, (b) Michael Lechner, (c) Resource Modeling Inc. and (d) Kirk Hanson is resident outside Canada or, in the case of a company, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction. Each of (a) William Threlkeld, (b) Michael Lechner and (c) Resource Modeling Inc. have appointed Seabridge, 400 - 106 Front Street East, Toronto, Ontario, M5A 1E1 as their agent for service of process. Kirk Hanson has appointed Wood Canada Limited, 2020 Winston Park Drive, Suite 700 Oakville, Ontario, L6H 6X7 as his agent for service of process.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto.

Original purchasers of Units, Warrants (if offered separately), Debt Securities and Subscription Receipts, other than original purchasers who acquire Units, Warrants, Subscription Receipts or Debt Securities in the United States, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Unit, Warrant, Debt Security and Subscription Receipt, as the case may be. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Unit, Warrant, Subscription Receipt or Debt Security, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 of the Securities Act (Ontario) or otherwise at law.

In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission, revisions of the price or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

In an offering of Warrants, Subscription Receipts or Debt Securities (or Units comprised partly thereof), investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the Prospectus is limited, in certain provincial and territorial securities legislation, to the price at which Warrants, Subscription Receipts or Debt Securities (or Units comprised partly thereof) are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces and territories, if the purchaser pays additional amounts upon the conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces and territories. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of this right of action for damages or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

Section 6.03 of the Amended By-law Number 1 (including all amendments as of December 5, 2007, the “By-laws”) of the Registrant, provides that subject to Section 124 of the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Section 6.03 of the By-laws further provides that the Registrant shall also indemnify such persons in such other circumstances as the CBCA permits or requires and that nothing contained in the By-laws shall limit the discretion of the Registrant to indemnify, or limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of Section 6.03.

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures its directors and officers for certain losses as a result of claims against them in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the CBCA.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Annual Information Form of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.2	Audited financial statements of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2020, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three- and nine-month periods ended September 30, 2020 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.6	Report to Shareholders Quarter Ended September 30, 2020 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.7	THE KSM (KERR-SULPHURETS-MITCHELL) PREFEASIBILITY STUDY UPDATE, NI 43-101 TECHNICAL REPORT, AS FILED ON WWW.SEDAR.COM FOR SEABRIDGE GOLD’S 100%-OWNED KSM PROJECT LOCATED IN NORTHERN BRITISH COLUMBIA, CANADA (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 19, 2020).

5.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consent of William Threlkeld, P.Geo

5.3*	Consent of Jianhui (John) Huang, Ph.D., P.Eng.

5.4*	Consent of James H. Gray, P.Eng.

5.5*	Consent of Neil Brazier, P.Eng.

5.6*	Consent of Michael J. Lechner, P.Geo., RPG, CPG

5.7*	Consent of Sabry Abdel Hafez, Ph.D., P.Eng.

5.8*	Consent of Pierre Pelletier, P.Eng.

5.9*	Consent of J. Graham Parkinson, P.Geo.

5.10*	Consent of Kevin Jones, P.Eng.

5.11*	Consent of Nigel Goldup, P.Eng.

5.12*	Consent of Ross D. Hammett, Ph.D., P.Eng.

5.13*	Consent of Stephen Day, M.Sc., P.Geo.

5.14*	Consent of Hassan Ghaffari, P.Eng.

5.15*	Consent of Derrek Kinakin, M.Sc., P.Geo., P.G.

5.16*	Consent of Albert Victor Chance, P.Eng.

5.17*	Consent of Brendon Masson, P.Eng.

5.18*	Consent of Rolf Schmitt, M.Sc., P.Geo.

5.19*	Consent of Greg Gosson, P. Geo. (Wood Canada Ltd.)

5.20*	Consent of Kirk Hanson, P.E. (Wood Canada Ltd.)

5.21*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

*	To be filed by amendment

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 2nd day of December, 2020.

SEABRIDGE GOLD INC.

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk
Title: Chairman and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of Seabridge Gold Inc. whose signature appears below constitutes and appoints Rudi P. Fronk and Christopher Reynolds, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rudi P. Fronk	Chairman and Chief Executive Officer	December 2, 2020
Rudi P. Fronk	(Principal Executive Officer)

/s/ Christopher Reynolds	Chief Financial Officer	December 2, 2020
Christopher Reynolds	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jay S. Layman	Director	December 2, 2020
Jay S. Layman

/s/ A. Frederick Banfield	Director	December 2, 2020
A. Frederick Banfield

/s/ Eliseo Gonzalez-Urien	Director	December 2, 2020
Eliseo Gonzalez-Urien

/s/ Richard C. Kraus	Director	December 2, 2020
Richard C. Kraus

/s/ Clement A. Pelletier	Director	December 2, 2020
Clement A. Pelletier

/s/ John W. Sabine	Director	December 2, 2020
John W. Sabine

/s/ Gary A. Sugar	Director	December 2, 2020
Gary A. Sugar

/s/ Melanie Miller	Director	December 2, 2020
Melanie Miller

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Denver, in the State of Colorado, on this 2nd day of December, 2020.

Seabridge Gold Corporation
(Authorized Representative)

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk
Title: President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Annual Information Form of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.2	Audited financial statements of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 3, 2020).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2020, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three- and nine-month periods ended September 30, 2020 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.6	Report to Shareholders Quarter Ended September 30, 2020 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 12, 2020).

4.7	THE KSM (KERR-SULPHURETS-MITCHELL) PREFEASIBILITY STUDY UPDATE, NI 43-101 TECHNICAL REPORT, AS FILED ON WWW.SEDAR.COM FOR SEABRIDGE GOLD’S 100%-OWNED KSM PROJECT LOCATED IN NORTHERN BRITISH COLUMBIA, CANADA (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 19, 2020).

5.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consent of William Threlkeld, P.Geo

5.3*	Consent of Jianhui (John) Huang, Ph.D., P.Eng.

5.4*	Consent of James H. Gray, P.Eng.

5.5*	Consent of Neil Brazier, P.Eng.

5.6*	Consent of Michael J. Lechner, P.Geo., RPG, CPG

III-4

5.7*	Consent of Sabry Abdel Hafez, Ph.D., P.Eng.

5.8*	Consent of Pierre Pelletier, P.Eng.

5.9*	Consent of J. Graham Parkinson, P.Geo.

5.10*	Consent of Kevin Jones, P.Eng.

5.11*	Consent of Nigel Goldup, P.Eng.

5.12*	Consent of Ross D. Hammett, Ph.D., P.Eng.

5.13*	Consent of Stephen Day, M.Sc., P.Geo.

5.14*	Consent of Hassan Ghaffari, P.Eng.

5.15*	Consent of Derrek Kinakin, M.Sc., P.Geo., P.G.

5.16*	Consent of Albert Victor Chance, P.Eng.

5.17*	Consent of Brendon Masson, P.Eng.

5.18*	Consent of Rolf Schmitt, M.Sc., P.Geo.

5.19*	Consent of Greg Gosson, P. Geo. (Wood Canada Ltd.)

5.20*	Consent of Kirk Hanson, P.E. (Wood Canada Ltd.)

5.21*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

*	To be filed by amendment

III-5